EXHIBIT (c)(xii)

Queensland Treasury Corporation Annual Report for the Fiscal Year Ended June 30, 2023

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the novel coronavirus (COVID-19) pandemic and the Russia-Ukraine conflict;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(xii)-1

2022–23

ANNUAL REPORT

QUEENSLAND TREASURY CORPORATION

Protecting and advancing Queensland's financial interests

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Acknowledgment of Country

In the spirit of reconciliation, Queensland Treasury Corporation (QTC) acknowledges the Traditional Custodians of country throughout Australia and their connections to land, sea and community. We acknowledge Aboriginal and Torres Strait Islander peoples as the First Australians and pay our respect to their Elders past and present and extend that respect to all Aboriginal and Torres Strait Islander peoples today.

QTC acknowledges the Jagera and the Turrbal people as the Traditional Custodians of Meanjin (Brisbane) and the lands on which we live and work.

My Father’s Country

Paul Norman

“‘My Father’s Country’ is a celebration of my land and my ancestors; the countless generations that came before me. Without them I would not be here now. My country is a beautiful and powerful place filled with animals and totems. When I walk in this country I am proud of who I am. I am proud to paint it.”

Paul Norman is a traditional owner of Pormpuraaw, located on western Cape York Peninsula in Queensland. He is a saltwater person and Thaayorre is his language and clan group. Paul has little hearing and cannot speak and he loves to paint and go camping.

Artist information is from the Pormpuraaw Arts & Cultural Centre Incorporated website

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

CONTENTS

Letter of compliance	2

Queensland Treasury Corporation	3

Role and responsibilities	4

Chair’s report	5

Chief Executive Officer’s report	6

Achieving sustainable access to funding	8

Creating value for the State and clients	10

Achieving operational excellence	13

Environmental, social and governance commitment	15

Corporate governance	16

Financial Statements	23

Appendix A – Statutory and mandatory disclosures	64

Appendix B – Glossary	65

Appendix C – Compliance checklist	66

Appendix D – Contacts	67

Turrbal Country (Meanjin)

Level 31, 111 Eagle Street

Brisbane Queensland Australia

Telephone:   +61 7 3842 4600

Email:           enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports

(ISSN 1837-1256 print; ISSN 1837-1264 online)

are available on QTC’s website

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

17 August 2023

The Honourable Cameron Dick

Treasurer and Minister for Trade and Investment

GPO Box 611

Brisbane QLD 4001

Dear Treasurer and Minister for Trade and Investment

I am pleased to present to the parliament the Annual Report 2022–23 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

∎  the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2019, and

∎  the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 66 of this Annual Report.

Sincerely

Damien Frawley

Chair

LEVEL 31, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600 ➢ F: 07 3221 4122

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position and development of the State. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Vision Protecting and advancing Queensland’s financial interests Mission To deliver optimal financial outcomes through sound funding and financial risk management	2023–27 Strategic Goals 1 State and client value 2 Operational excellence

Values

Client focus

We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence

We aim for excellence using flexible and agile processes to continuously improve.

Respect

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

ROLE AND RESPONSIBILITIES

At QTC, we are committed to protecting and advancing the financial interests of Queensland.

QTC is the central financing authority for the Queensland Government and provides financial resources and services for the State. We manage the State’s funding program in the global capital markets to deliver sustainable and cost-effective borrowings for the Queensland Government—principally through Queensland Treasury. Our clients also include government owned corporations, departments, agencies, local governments, and other entities such as universities.

With a statutory role to advance the financial interests and development of the State, we work in partnership with Queensland Treasury and other clients to deliver financial, economic and social outcomes. This includes the development of innovative, long-term solutions that contribute to the growth of Queensland’s economy.

We protect Queensland’s financial interests and deliver better financial outcomes by centralising the management of our clients’ borrowings, cash investments, and financial risks.

We play an integral role in managing the State’s finances, working closely with our clients on their financial exposures, to identify opportunities to minimise costs and risks, and maximise outcomes.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

CHAIR’S REPORT
DAMIEN FRAWLEY CHAIR

On behalf of the Queensland Treasury Corporation Capital Markets Board, I am pleased to present Queensland Treasury Corporation’s Annual Report for 2022–23. The 2022–23 financial year was a significant year of transformation and growth for QTC and the Board.

On 20 February 2023, we welcomed Leon Allen as the new Chief Executive Officer of QTC. His appointment followed the resignation of former QTC Chief Executive, Philip Noble on 31 December 2022. QTC extended its sincere thanks to Mr Noble for his significant contribution and service to QTC from 2010–2022.

Mr Allen joined QTC with a wealth of knowledge in the private and public sector, including his recent role as Under Treasurer of Queensland Treasury, and extensive institutional and financial services experience in senior leadership roles both domestically and offshore.

The smooth transition between leaders was enabled by Mr Neville Ide, QTC Board Member who provided operational leadership as QTC’s Interim Chief Executive Officer while the Board undertook an executive recruitment process.

In 2022–23, the Board extended its appreciation to departing Board members—Ms Anne Parkin and Mr Jim Stening—for their years of service and valuable contribution to the Board’s oversight and strategic role. Mr John Wilson was welcomed as a member of the Board, along with Mr Dennis Molloy, Deputy Under Treasurer, as the new ex officio member of the Board. We also benefitted by the reappointment of Karen Smith-Pomeroy for a further term.

Standards of governance continue to rise across all sectors, including for financial services. To support the Board’s governance and decision-making, the Board undertook a strategic review and streamlined QTC’s strategic goals to reflect its ambitions of achieving ‘State and Client Value’ and ‘Operational Excellence’ throughout every aspect of the organisation. This included steering QTC’s client work to align with the Queensland Government’s objectives and Queensland Treasury’s strategic priorities.

QTC’s resilience, solid operating model and talented pool of employees ensured that all strategic goals for the year were achieved. This included the completion of the State’s $13.4 billion 2022–23 borrowing program during a challenging year for financial markets. QTC navigated the external environment with strategic financial markets decision-making and enterprise-wide risk management.

This year, QTC’s strength of alignment to Queensland Treasury’s priorities has seen some legacy outcomes for Queensland, including QTC playing an important role in the development of the Queensland Energy and Jobs Plan and Infrastructure Blueprint. Across its advisory work, QTC delivered solutions for clients that helped manage financial risks, created social and economic benefits, and enhanced the State’s fiscal position.

The next decade presents an environment of opportunity for Queensland and QTC, with many future-changing projects to deliver across the Queensland Government’s portfolios. The Board is committed to guiding QTC’s future focus and strategic vision to provide funding and financial risk management advice to underpin Queensland’s economic prosperity.

I look forward to working with my fellow Board members and the new Executive Leadership Team to set a continued successful path for QTC.

D J FRAWLEY Chair 17 August 2023

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

CHIEF EXECUTIVE OFFICER’S REPORT

LEON ALLEN CHIEF EXECUTIVE OFFICER

The 2022–23 financial year saw the continuation of challenging economic and market conditions that have been a feature of QTC’s operating environment in recent years. Bond market conditions were volatile following the size and the speed of the policy tightening by central banks around the world.

Despite this backdrop, QTC’s reputation as an established semi-government issuer enabled it to achieve $14.7 billion in issuance during the 2022–23 financial year. QTC continued to deliver material benefits to the State through issuance, risk management, on-lending and management of the QTC Cash Fund.

Throughout the 2022–23 financial year, QTC continued to strengthen its alignment with Queensland Treasury as its primary client to support the delivery of identified priorities and opportunities for improved fiscal outcomes. Through this partnership, QTC’s advisory work focused on initiatives with the greatest impact on Queensland’s economic future, including the State’s renewable energy transition and delivering even better services for the community.

QTC’s ability to navigate complex market conditions, and protect and advance Queensland’s financial interests, was underpinned by its strong operational performance.

Funding outcomes

QTC executed term debt issuance in what has been a volatile year in bond markets and maintained its strong liquidity position over the year with all debt servicing obligations met as required. The strength of QTC’s liquidity was recognised by the credit rating agencies in assessing the State’s credit position during the year.

In 2022–23, QTC completed its borrowing program of $13.4 billion, ahead of schedule, and pre-funded an additional $100 million towards its 2023–24 term debt borrowing requirement. Issuance was executed through $7.0 billion in syndicated deals, $2.5 billion across five tenders and $4.0 billion via reverse enquiry, underlining QTC’s focus on public issuance.

The Queensland Government and QTC continued to provide transparent and regular updates to the market on Queensland’s fiscal position and borrowing program. QTC’s borrowing program was reduced by $1.0 billion to $13.4 billion following the Queensland 2022–23 Budget Update released on 7 December 2022. The reduction was due to general government revenue uplifts.

Following the Queensland 2023–24 State Budget, released on 13 June 2023, QTC announced an indicative term debt borrowing program of $15.5 billion in the 2023–24 financial year. Following this, QTC issued $1.2 billion to 30 June 2023.

Operating results

In 2022–23, QTC continued to protect clients’ interest rate risk with effective management activities.

QTC reported an operating profit after tax from its capital markets operations of $156.4 million (2021–22: $36.2 million loss after tax) and paid a dividend to the State of $40 million (2021–22: $0 million). QTC’s dividend payments are made on a needs basis, with no dividend required by Government in 2021–22.

QTC deployed an asset management strategy to utilise rising interest rates that captured $320.2 million (2021–22: $59.6 million) in investment returns to its Government clients through the QTC Cash Fund. As at 30 June, funds under management were $9.6 billion and outperformed the Bloomberg AusBond Bank Bill Index by 50 basis points.

QTC’s retained earnings balance of $671.8 million, demonstrates its historically strong financial position with retained earnings closely monitored to ensure QTC’s Board prescribed capital requirements are met.

In addition, QTC’s net earnings have contributed to the payment of $190 million in dividends to the State over the past five years.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

ESG initiatives

QTC worked closely with its stakeholders and the Queensland Government to deliver initiatives that support environmental, social and governance (ESG) outcomes for Queensland. This included collaborating with the Queensland Government on the development of the second annual Queensland Sustainability Report 2022 which presents information about the State’s ESG commitments and outcomes.

In March 2023, QTC issued $3.0 billion of a new 4.50% 9 March 2033 Green Bond, supporting Queensland’s pathway to climate resilience and an environmentally sustainable economy. This was the fifth green bond line extending QTC’s green bond curve for investors—with maturities of 2024, 2029, 2031, 2032 and 2033.

Value delivered for the State

QTC worked closely with Queensland Treasury to deliver a program of advisory work aligned with the Queensland Government’s priorities that focused on maximising financial, social and economic development outcomes for the State.

Highlights during the year included projects to support the Government’s release of its transformational Queensland Energy and Jobs Plan (QEJP) to meet its energy policy commitments and the development of the subsequent market sounding process. QTC also supported social services agencies with financial modelling and analysis for Child Services and Queensland’s schools.

QTC continued to assist Queensland’s government-owned corporations and local governments with a range of advisory work in risk management, forecasting, asset and debt strategies and financial sustainability.

QTC helped enhance financial capability across the public sector through its education collaboration with the University of Queensland. This year, the program reached 1,999 financial practitioners from across the State.

Credit ratings

In the year under review, S&P Global Ratings, Moody’s Investors Service and Fitch Ratings reaffirmed Queensland’s and QTC’s credit ratings.

QTC is rated AA+/A-1+/Stable, Aa1/P-1/Stable and AA+/F1+/ Stable by S&P Global Ratings, Moody’s Investors Service and Fitch Ratings respectively. These stable ratings are one of the reasons for continued demand from domestic and global investors for QTC debt, and for QTC’s ability to meet larger issuance requirements.

Operational excellence

QTC strives to be an organisation with a strong reputation of meeting investor expectations and supporting clients as they deliver for Queensland.

QTC has continued to be recognised and won a national ‘2023 5-Star Employer of Choice’ award for its fourth consecutive year from Human Resources Director.

In 2022–23, QTC continued to strengthen operational capability through system enhancements, risk practices and leadership renewal. QTC met its statutory obligations, completed core business activities on time and delivered initiatives focused on continuous improvement. Organisational development strategies were also implemented with a focus on talent, engagement and development to support a dynamic and resilient workforce.

To support QTC’s growth and transformation, a new Executive Leadership Team (ELT) is being formed with an executive recruitment process to be finalised in the first half of the 2023–24 financial year and an interim ELT in place during the transition.

Looking ahead

Our focus is to continue to adapt to the ever-changing external environment and identify ways to improve sustainability and performance. This includes refreshed enterprise-wide risk management, workforce development, technology and business strategy.

With the support of the Board, the new ELT will guide QTC’s strategic direction to deliver operational excellence. Central to this strategy is to put the client at the heart of all that we do with an inclusive culture that reflects the community that we serve.

I would like to extend my sincere thanks to QTC’s dedicated staff of skilled professionals who have remained focused on serving Queensland’s public interest and delivering services to a high standard through a period of change.

L ALLEN

Chief Executive Officer

17 August 2023

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

ACHIEVING SUSTAINABLE ACCESS TO FUNDING

Completed the State's $13.4 billion borrowing program Issued approx. $7.8 billion of benchmark bonds Issued $2.5 billion through five tenders - average bid to cover ratio of 4.4 times Liquidity in QTC bonds with approximately $130 billion traded in the secondary market*

QTC completed the State’s $13.4 billion 2022–23 indicative term debt borrowing program on 18 May 2023, ahead of schedule. QTC continued to attract a diversified investor base, further supported by the establishment of three new bond lines, including a $3.0 billion, 9 March 2033 green bond—equal in size to QTC’s largest green bond issuance.

Meeting the State’s funding requirements

QTC is an established bond issuer in global fixed-income markets and raises the funds needed by the State each year with its bond issues consistently over-subscribed.

On 21 June 2022, following the release of the 2022–23 State Budget, QTC announced it would raise $14.4 billion to meet the State’s term debt borrowing requirement.

On 7 December 2022, the requirement was decreased by $1.0 billion to $13.4 billion, following the Queensland 2022–23 Budget Update. The reduction was due to general government revenue uplifts.

QTC met its borrowing requirement of $13.4 billion and pre-funded an additional

$100 million towards its 2023–24 term debt borrowing requirement. Issuance was executed through $7.0 billion in syndicated deals, $2.5 billion across five tenders and $4.0 billion via reverse enquiry.

QTC’s well-managed funding program and reputation for high-quality debt issuance, means Queensland has been able to access the funds it needs at cost-effective rates. To attract a broad investor base, QTC offers investors a diverse range of high-quality financial securities.

2022–23 funding highlights included:

∎  $2.5 billion 3m BBSW+2.5bp 25 February 2028 floating rate note

∎  $1.5 billion 4.50% 22 August 2035 benchmark bond

∎  $3.0 billion 4.50% 9 March 2033 green bond

In 2022–23, QTC maintained the State’s strong liquidity position, which supports the State’s credit rating and provides reserves during periods of market volatility.

On 13 June 2023, QTC announced its indicative $15.5 billion term debt borrowing requirement for 2023–24. Following this, QTC issued $1.2 billion to 30 June 2023.

Funding performance

QTC’s proactive management of the State’s borrowing program and the management of clients’ funding requirements helped to smooth the maturity profile of debt on issue, reducing refinancing risk. All fixed rate debt issued in 2022–23 was in maturities 2029 and longer.

Over the financial year, QTC continued to keep the market informed with open and transparent information on funding activity and the State’s economic, fiscal and environmental, social and governance (ESG) commitments. This included regular market engagements through the Funding and Markets Division, digital communication channels, and virtual and face-to-face meetings and events.

QTC’s issuance strategy continues to support its commitment to a diverse range of funding sources, complementing its core AUD benchmark bonds and offering investors flexibility in their investment options.

*Turnover for period 1 July 2022 to 30 June 2023.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Sustainable finance

In March 2023, QTC issued its fifth green bond line, extending QTC’s green bond curve for investors—with maturities of 2024, 2029, 2031, 2032 and 2033. The $3.0 billion issuance of QTC’s new 2033 green bond was equal in size to QTC’s largest green bond transaction, highlighting the continuation of both onshore and offshore demand in QTC’s green bond program. The transaction was well supported across both geography and investor type, with approximately one third of the transaction allocated to offshore investors.

As at 30 June 2023, QTC was the largest Australian semi-government issuer of Climate Bonds Standard Certified Green Bonds, with $10.545 billion on issue. QTC continues to engage with clients to grow and diversify its pool of eligible green bond assets and support the State in Queensland’s pathway to climate resilience and an environmentally sustainable economy.

In 2022, QTC also collaborated with the Queensland Government on the development of the Queensland Sustainability Report 2022 with information about the State’s ESG commitments and outcomes.

Funding instruments

QTC has a diverse range of funding instruments in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt instruments, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2023, QTC’s total debt outstanding was approximately $127.3 billion at face value.

OVERVIEW AS AT 30 JUNE 2023		SIZE (AUDM)	MATURITIES	CURRENCIES
Short-term	Domestic T- Note	Unlimited	7–365 days	AUD
	Euro CP	USD10,000	1–364 days	Multi-currency
	US CP	USD10,000	1–270 days	USD
Long-term	AUD Bond	Unlimited	13 benchmark lines: 2023-2035 A range of non-benchmark lines* (green bonds, floating rate notes etc.)	AUD
	Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency
	US MTN	USD10,000	9 months–30 years	Multi-currency

*See QTC’s website for further details on non-benchmark bond lines.

2022–23 Public Issuance 1 JULY 2022 23 Aug 2022 $2.5 billion 2028 Floating Rate Note Syndicated new issue 31 Jan 2023 $1.5 billion 2035 Benchmark Bond Syndicated new issue 2 Mar 2023 $3.0 billion 2033 Green Bond Syndicated new issue $2.5 billion 2022–23 issuance Through five tenders – average bid to cover ratio of 4.4 times 30 JUNE 2023

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

CREATING VALUE FOR

THE STATE AND CLIENTS

In 2022–23, QTC partnered with Queensland Treasury to deliver financial, economic and social outcomes to enhance Queensland’s prosperity. This work delivered cost-savings, economic benefits and more informed decision-making. The positive outcomes were achieved through high-quality services in financial advisory, debt and cash management, foreign exchange and economic research.

Financial advice for the State’s public sector

In the year under review, QTC worked closely with Queensland Treasury to deliver a program of work aligned with the Queensland Government’s priorities to maximise financial and social outcomes for the State. Through its partnership with Queensland Treasury, QTC focused on key priority areas including energy, investment, housing and health.

QTC also delivered a broad range of financial advisory assignments for departments and agencies, local governments and government owned corporations that supported sound investment, minimised risk, increased efficiencies and delivered broader social and economic outcomes.

Supporting the government’s priorities

The key projects QTC delivered during 2022–23 included:

∎  Energy – Provided market modelling, analysis and research delivery of the Queensland Energy and Jobs Plan (QEJP) and a range of reforms to meet energy policy commitments. QTC also assisted with the establishment of Queensland Hydro, the new state-owned entity tasked with planning, delivering, owning and operating the proposed Borumba and Pioneer-Burdekin pumped hydro energy storage projects.

∎  Investment – Coordinated development of the Energy Manufacturing Opportunity Prospectus to further support the QEJP, and engaged with domestic and international manufacturing businesses as part of the Government’s market sounding process.

∎  Child Services – Assisted Queensland Treasury and the Department of Children, Youth Justice and Multicultural Affairs to develop a new funding model to allow the Department to plan for reforms and deliver better placement outcomes.

∎  Schools Future Funding Program – Assisted the Department of Education to establish a rolling land fund to enable the Department to efficiently acquire land in advance for new schools.

∎  Queensland Sustainability Report 2022 – Collaborated on the development of the second Queensland Sustainability Report, with information about the State’s environmental, social and governance (ESG) commitments and outcomes.

Financial risk management for government owned corporations

QTC assisted government owned corporations (GOC) with risk management, advisory, forecasting, asset and debt strategies, and commercial evaluations. This includes GOC performance reviews for Queensland Treasury and detailed annual borrowing assessments and credit reviews, as well as funding options analysis for large infrastructure projects. QTC combined its deep quantitative and technical skills with a unique combination of equity and debt perspectives, to deliver timely and impactful commercial advice. This included making multiple submissions to the review of the Australian Energy Regulator’s approach for determining the allowed rate of return for regulated electricity distribution and transmission GOCs.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Fostering strong relationships with local government

QTC has continued to work closely with local governments and key stakeholders to support delivery of financially sustainable council outcomes. This year the focus was on assisting the remote Indigenous Councils to improve their financial sustainability by identifying and mitigating business risks, improving financial and governance processes and working collectively to uplift capability.

QTC assisted the Department of State Development, Infrastructure, Local Government, and Planning (DSDILGP) with the implementation of the new Local Government Sustainability Framework due in 2023–24.

During the year, QTC also delivered economic updates for councils, and bespoke workshops for elected members and council officers. In addition, QTC contributed to the Local Government Finance Professionals (LGFP) forum and facilitated a masterclass on assisting local governments to understand the challenges in a high inflationary environment and the potential impacts for councils.

Debt and risk management

In the year under review, QTC continued to provide clients with a low cost of funds by capturing the significant economies of scale and scope in the issuance, management and administration of the State’s debt. QTC’s debt management strategies provided cash flow savings for the Treasury Core Portfolio-Linked Loans (PLL) and government-owned corporations. This was in a market where increasing interest rates presented challenges for issuers and borrowers alike.

Since late 2019, the combined duration of the Treasury Core and Super-Long PLL had been progressively lengthened at relatively low interest rates. This resulted in the Core PLL book rate being further protected from the increase in yields that began in September 2021 and sharply increased throughout 2022–23.

QTC has proactively managed the timing of drawdowns, use of facilities and book rate reviews to capture further value in interest costs paid by Treasury during the year. QTC also designed and implemented a new variable investment solution for Queensland Treasury to capture additional savings.

Cash management

QTC offers cash management products that enable our clients to maximise the value of their surplus funds. The products include a Cash Fund, Fixed Rate Deposits, and a Working Capital Facility.

In 2022–23, the Cash Fund delivered $320.2 million in investment returns to its government clients during the year. At 30 June 2023, funds under management were $9.6 billion. The Cash Fund provided strong relative returns and outperformed the Bloomberg AusBond Bank Bill Index by 50 basis points.

Throughout the year, QTC focused on an asset management strategy benefiting from rising interest rates. The Cash Fund is underpinned by the asset’s investment profile, with 100 per cent of the Cash Fund invested in entities rated ‘BBB+’ or higher by S&P Global Ratings at 30 June 2023.

Throughout the year, QTC continued to meet with clients to provide insights into the Cash Fund’s structure, strategy and performance, and dynamically managed credit and money market positions in a challenging environment due to higher inflation and rising interest rates.

$9.6 billion in funds under management in QTC's Cash Fund

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Foreign exchange

QTC’s foreign exchange (FX) services, including its online platform, enable its public sector clients to access wholesale market rates and hedge against currency fluctuations.

In 2022–23, the FX service grew to record transaction volumes, including a number of large transactions supporting the Queensland Energy and Jobs Plan. QTC continued to work with agencies to increase cost saving opportunities through dual currency pricing for the procurement of goods manufactured offshore.

Economic research

QTC provided clients with a variety of economic publications, including a Weekly and Monthly Economic Review, as well as research articles on topical issues. In the past year, this included research on the effect of interest rate increases on the Australian economy, the drivers of higher inflation, and the possible path for the RBA’s cash rate, among other topics.

Finance education courses provided to 1,999 participants

Enhancing financial capability in Queensland’s public sector

QTC provides education services to enhance financial decision-making across the Queensland public sector. Since 2017, the QTC Education Program has collaborated with the University of Queensland (UQ) to facilitate delivery of specialised content to public sector and local government employees across the State. In 2022–23, the QTC Education Program engaged 1,999 participants through a combination of workshops, webinars, and masterclass sessions, which received an average learning satisfaction score of 9.29/10.

Key outcomes were achieved through delivering custom training programs to several Hospital and Health Services, DSDILGP, and the Department of Energy and Public Works over the course of the past twelve months with a strong focus on regional Queensland (61% vs 39% SEQ). Additionally, the QTC Education Program reached a wide range of public sector employees in a variety of different financial literacy topics through the open programs (23%) as well as custom delivery (77%).

The QTC webinar series continues to provide new and returning learners complimentary experiences to expand their understanding of financial management concepts. In the past twelve months, the QTC Education Program has seen record return rates with learners continuing to access the webinar content live and on-demand.

Loans to clients

	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 23 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 22 A$000

General Government*	40 342 397	44 146 056

Energy**	26 630 422	25 791 568

Water**	12 478 368	12 785 013

Local governments	5 864 843	6 192 908

Transport**	5 181 618	4 804 668

Education	554 242	624 475

Other	354 725	237 560

Total	91 406 615	94 582 248

* General Government includes Queensland Treasury and Arts Queensland.
** Includes Government Owned Corporations’ exposure

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

ACHIEVING OPERATIONAL EXCELLENCE

QTC’s performance in 2022–23 was underpinned by its operational excellence, risk management and dynamic workforce. QTC is committed to maintaining high organisational standards to enable an environment where corporate goals can be achieved, and organisational risks are actively monitored and managed.

Operational excellence

In 2022–23, QTC continued its ongoing focus on continuous improvement of its operational capability through system enhancements, mature risk practices, culture and leadership. In February 2023, a new Chief Executive was appointed by the Board to guide QTC’s strategic direction and continue delivering operational excellence and adapt to the ever- changing external environment.

Four priority streams of strategy, technology, people and risk were identified as focus areas to enhance QTC’s core business and elevate future opportunities, while assessing emerging risks. The four strategic priority areas form a significant program of work that is being coordinated into the 2023–24 performance year. To support the organisation’s strategic direction, the new Chief Executive embarked on the formation of a new Executive Leadership Team (ELT) with an executive recruitment process underway and an interim ELT in place during the transition.

Technology, system and process enhancements

In the year under review, QTC settled $353.4 billion in transaction volume, with cost of errors at less than 0.01% ($202) and continued to automate processes, improve data quality and maintain system currency.

Two important system upgrades were initiated this year, including a major version upgrade for one of QTC’s core financial systems, which is critical for the management and administration of financial market exposures and client onlendings. This upgrade reduces operational risk by ensuring ongoing system support. In addition, QTC performed a major version upgrade to its central data hub to ensure that it remains current and cost-effective to support.

QTC also led a new Identity Governance Project, to increase security, gain efficiencies, improve controls and automate processes for ongoing user access reviews.

Corporate risk management and efficiency

QTC continues to promote a healthy risk culture, with a proactive approach to identifying and mitigating risks, requiring the engagement of all staff. This includes ongoing review of its risk appetite statement that defines the amount of risk that QTC is prepared to accept for each of its material risks. The framework incorporates key internal controls, and through periodic attestation by control owners, assurance is given to management and the Board that these controls are designed well and operating effectively.

Throughout 2022–23, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board approved risk management framework. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with policy frameworks.

The outcome of the 2022–23 internal audit program was positive with 11 internal audits conducted and completed successfully, with ratings demonstrating a well-controlled operating environment.

QTC manages cyber risk by continual review and improvement through the coordination of four key elements: people, process, technology, and threat monitoring. This year, QTC enhanced its cyber security awareness program and training, and conducted workshops to identify opportunities to improve its resilience in a threat environment that is becoming increasingly sophisticated. A range of activities to assess and test organisational defences were undertaken, and infrastructure upgrades were also implemented in the period to improve detection and protection capabilities.

QTC has a comprehensive compliance training program designed to ensure QTC staff are risk aware and understand their obligations. QTC staff are required to adhere to highest standards of integrity and conduct. In addition to mandatory on-line compliance training, QTC staff also participated in face-to-face anti-money laundering and counter-terrorism financing training to ensure they understand the risks and their reporting obligations.

In line with QTC’s commitment to creating and sustaining a work environment that is free from harassment, bullying and discrimination, all QTC staff also attended tailored workplace harassment, bullying and discrimination training. In addition, QTC’s Work Health and Safety (WHS) online training module was updated to capture recent Respect at Work legislation, and Fair Work and WHS amendments.

QTC employees also completed an online program of mandatory compliance training with an emphasis on the code of conduct, workplace health and safety, financial crime awareness, and privacy.

The Enterprise Design Committee monitored and prioritised QTC’s key organisational initiatives to ensure the integrity of QTC’s Enterprise Architecture and prioritise change initiatives impacting people, technology, data and information and process. Change initiatives undertaken during the past year predominantly related to the maintenance and enhancement of QTC’s technology and data environments.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Diversity and wellbeing

QTC’s Inclusion and Diversity Strategy recognises that diversity of perspective and experience improves performance, manages risk, and enhances decision making. In 2022–23, key initiatives focused on aligning our workforce, culture and our values to the broader community that we serve and QTC:

∎	continued its partnership with Stepping Stone, supporting people living with mental illness

∎	continued its partnership with the Australian Network on Disability, as part of QTC’s intern program

∎	continued its range of mental and physical health programs to support employee wellbeing

∎	supported flexible and adaptive working, by offering a range of working arrangements to enable business outcomes and remain responsive and agile

∎	raised awareness for inclusivity and diversity by supporting a number of culturally significant events and enhanced our focus on aligning our initiatives with the Queensland Government’s community events and the community that we serve

∎	embraced equity and hosted an International Women’s Day panel of female leaders to celebrate and recognise International Women’s Day

∎	elevated employees understanding of First Nations Peoples and Queensland’s Path to Treaty, including dedicated townhalls and a new comprehensive First Nations Resource Hub for staff

∎	embraced community giving by continuing our support of FareShare with QTC employees helping to prepare free and nutritious meals for people in need

∎	introduced a new group of accredited staff as Mental Health First Aid Officers, to support colleagues who may be experiencing a mental health problem, and

∎	continued outreach with secondary school students to provide information about the Banking and Finance Industry, to encourage gender equal interest in STEM subjects and future careers in the industry.

Dynamic workforce and culture

In 2022–23, QTC’s talent, engagement and development practices continued to focus on supporting a dynamic workforce.

For the fourth consecutive year, QTC was recognised by Human Resources Director (HRD) as one of Australia’s best places to work, receiving the ‘2022 5-Star Employer of Choice’ award. HRD acknowledged QTC’s professional development programs and employee benefits.

QTC competes in the global financial industry to attract and retain its high calibre employees. Under the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s remuneration framework is one of the elements for attracting and retaining talented employees.

Total compensation is benchmarked against Australian financial services industry remuneration data. QTC’s variable remuneration element of total compensation, through an annual short-term incentive for eligible employees, is designed to ensure market competitiveness and reward outstanding organisational and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

In 2022–23, QTC’s voluntary turnover has moved in line with industry average. While aspects of the employment market have eased, unemployment remains low and the pressure on attraction and retention of talent has continued this year.

QTC’s professional development program is another key element of QTC’s attraction and retention strategies. It offers employees opportunities for individual growth and career development aligned to the capabilities required to meet future business objectives. To deliver on this strategy and strengthen organisational capability, QTC has increased its focus on leadership, talent and professional development.

In the year under review, there were significant legislative amendments impacting the Australian employee relations landscape such as psychological risk and pay secrecy. QTC supported the Board’s and employees’ awareness, understanding and obligations of these changes through leader forums, interactive staff workshops, lunch and learns and ongoing internal communications.

In 2022–23, other key people initiatives included:

∎	risk assessment and design mitigation strategies around psychosocial risks

∎	enhancing Flexible Work Arrangements Policy and the approach to a hybrid working environment

∎	delivering development and leadership programs

∎	enhancing QTC’s fire safety approach, including an external assessment of fire safety to inform the new initiatives

∎	introducing new Mental Health First Aid Officers

∎	driving active talent management and succession planning programs, including an internship and graduate program, and

∎	continuing the Chief Executive Awards recognition program–aligned to QTC’s values.

In 2022–23, QTC continued to focus on embedding and elevating a strong workplace culture, with an inclusive environment where staff can share ideas in an open and constructive way. QTC values employee feedback and regularly initiates feedback channels. This included staff surveys with results demonstrating strong employee engagement, as well as opportunities for continuous improvement.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

ENVIRONMENTAL, SOCIAL AND

GOVERNANCE COMMITMENT

In 2022–23, QTC worked closely with its stakeholders to deliver key Environmental, Social and Governance (ESG) initiatives, including:

∎	providing institutional investors with green investment opportunities via QTC green bonds

∎	supporting the Queensland Government to deliver initiatives that support ESG outcomes for Queensland

∎	enhancing cultural awareness of First Nations Peoples, and

∎	providing organisational contributions that benefit the community.

Supporting the Queensland Sustainability Report 2022

QTC collaborated with the Queensland Government on the development of the second Queensland Sustainability Report that outlines the Queensland Government’s approach to managing sustainability risks and opportunities. The report includes the governance structures underpinning policy oversight and implementation, provides information on the Queensland Government’s commitments and policies for addressing sustainability risks and opportunities, and describes how the Queensland Government measures, monitors and manages its sustainability risks and opportunities.

Supporting ESG outcomes for Queensland

QTC supported Queensland Treasury and other agencies with projects to enhance environmental outcomes for the State, including supporting the delivery of the Queensland Energy and Jobs Plan (QEJP).

QTC has also worked closely with its clients on initiatives that support social outcomes for the State, including projects to support the Government address challenges to meet the housing needs of Queenslanders, improve the financial sustainability of health services, and build solutions for regional local governments.

Supporting Queensland’s Energy Transition

QTC provided Queensland Treasury and other agencies with market modelling, research and analysis to assist the Queensland Government to deliver the Queensland Energy and Jobs Plan (QEJP) and meet its energy policy commitments. QTC also assisted with the establishment of Queensland Hydro, the new state-owned entity tasked with planning, delivering, owning and operating the proposed Borumba and Pioneer-Burdekin pumped hydro energy storage projects. Since release of the QEJP, QTC has continued its work with the energy government owned corporations (GOCs) regarding strategic GOC performance reviews, borrowing assessments, credit reviews and funding advice.

Expanding QTC’s green bond issuance

QTC green bonds support Queensland’s pathway to climate resilience and an environmentally sustainable economy.

In March 2023, QTC issued $3.0 billion of a new 4.50% 9 March 2033 green bond. This was the fifth and longest tenor green bond for QTC, further diversifying funding alternatives and continuing to build QTC’s green bond curve.

QTC is currently the largest Australian semi-government issuer of Climate Bonds Standard Certified Green Bonds, with $10.545 billion on issue as at 30 June 2023.

Enhancing cultural awareness of First Nations Peoples

This year, QTC has made strong progress in supporting employees’ understanding of our First Nation’s cultural heritage. This included the launch of QTC’s First Nation’s resource hub to provide resources and information to support genuine and respectful workplace practices and enhance cultural awareness of First Nations Peoples. In addition, QTC held dedicated townhalls with Mick Gooda, Board Member, Interim Truth and Treaty Body on Queensland’s Path to Treaty to understand more about the establishment of the Path to Treaty legislation, the First Nations Treaty Institute, and the Truth Telling and Healing Inquiry.

Contributing to our community

In 2022-23, QTC contributed at an organisational, team and individual level to a number of social and community initiatives. QTC employees can access one day of paid leave each year to volunteer with a recognised charity.

QTC continued its partnership with Stepping Stone and the Australian Network on Disability, and supported a range of diversity and inclusion initiatives, including high school visits to promote diversity in finance and economics as a career path, NAIDOC Week, RUOK Day, Harmony Day, Queensland Mental Health Week and International Women’s Day.

QTC employees volunteered at FareShare and raised money for the Wesley Mission through the Red Bag Appeal.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

CORPORATE GOVERNANCE

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation, ensure that organisational goals are met, and manage and monitor risks. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated QTC’s powers to its two Boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board (SIAB), which was established in July 2008 to manage the State’s long-term investment assets.

UNDER TREASURER QTC CAPITAL MARKETS BOARD STATE INVESTMENT ADVISORY BOARD QTC EXECUTIVE LEADERSHIP TEAM

QTC Capital Markets Board

The Under Treasurer, as QTC’s corporation sole, and the QTC Capital Markets Board have agreed the terms and administrative arrangements for exercising the powers that the corporation sole has delegated to the Board.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, its roles and responsibilities (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	lead and oversee QTC

∎	approve the strategic direction and significant strategic initiatives of QTC

∎	approve Board-owned policies and charters

∎	oversee organisational culture, values, behaviours and risk

∎	ensure compliance with relevant legal, tax and regulatory obligations

∎	approve the annual financial statements and the annual report

∎	approve the annual administration budget and the total full-time equivalent complement
∎	approve major contracts and agreements

∎	approve the Corporate Plan, including the corporate performance measures

∎	approve the annual assessment of corporate performance

∎	approve the Remuneration Framework, the remuneration pool and short-term incentive targets

∎	approve the appointment/reappointment/dismissal of the Chief Executive Officer and assess the Chief Executive Officer’s performance against annual performance objectives

∎	approve the appointment of the internal audit partner and oversee the annual Internal Audit Plan

∎	oversee the external audit program

∎	evaluate Board and Board committee performance, and

∎	monitor Board composition and succession planning.

The Board typically holds nine meetings each year and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Consideration is given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is constituted entirely of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various QTC activities. The complete roles and responsibilities of each committee are outlined in the charters available on the QTC website.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Funding and Markets Committee

The Funding and Markets Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	funding and markets-related key policies and compliance with relevant legislation

∎	the alignment of funding and markets activities with QTC’s policies and risk appetite

∎	QTC’s risk appetite, risk tolerance and risk mitigation strategies for funding and markets activities

∎	assessing QTC’s ability to access suitable funding markets to meet the State’s borrowing requirements and maintain appropriate levels of liquidity

∎	liquidity pool performance, and

∎	Cash Fund and Asset Liability Management Portfolio performance.

The Funding and Markets Committee must have at least three members and meet at least four times a year.

Human Resources Committee

The Human Resources Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	human resources-related key policies and compliance with relevant legislation

∎	the framework for remuneration and performance reviews

∎	the integrity and consistency of QTC’s corporate culture

∎	succession planning for the executive leadership team, executive development and talent pipeline risks
∎	strategic workforce planning and operational resource planning

∎	people material risks, and

∎	Board composition and succession planning.

The Human Resources Committee must have at least three members and meet at least three times a year.

Risk and Audit Committee

The Risk and Audit Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	the appropriateness and effectiveness of QTC’s enterprise-wide risk management system (including the enterprise-wide risk management framework, the risk appetite statement, and risk management strategies and policies) and the internal control framework

∎	risk and risk management, including carriage of the risks attributed to the Risk and Audit Committee

∎	the effectiveness of internal control processes

∎	the integrity of the financial statements and associated year-end and interim processes, and

∎	the adequacy and effectiveness of audit activities.

The Risk and Audit Committee must have at least three members and meet at least four times a year.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, approved QTC’s Internal Audit Plan and reviewed the Queensland Audit Office’s External Audit Plan.

Meetings held

	BOARD		FUNDING AND MARKETS COMMITTEE		HUMAN RESOURCES COMMITTEE		RISK AND AUDIT COMMITTEE

ORDINARY MEETINGS HELD	8		4		3		4
	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND

Damien Frawley – Chair	8	8	3	4	3	3	2	2

Leon Allen[1]	3	3	2	2	-	-	-	-

Neville Ide[2]	6	7	3	3	-	-	2	3

Anne Parkin[3]	1	2	-	-	0	1	2	2

Karen Smith-Pomeroy[4]	6	6	1	1	2	2	4	4

Jim Stening[5]	6	8	3	4	-	-	1	1

Rosemary Vilgan	8	8	-	-	3	3	2	2

John Wilson[6]	3	4	-	-	1	1	-	-

Dennis Molloy[7]	3	4	1	1	-	-	-	-

[1]	Mr Allen resigned from the Board on 8 December 2022. Mr Allen held an ex officio role as the Queensland Treasury representative.

[2]	Mr Ide took a leave of absence from the Board and committees from 3 January 2023 to 19 February 2023 for a term as Interim Chief Executive of QTC.

[3]	Ms Parkin’s term ended on 30 September 2022.

[4]	Ms Smith-Pomeroy’s term ended on 30 September 2022. Ms Smith-Pomeroy was reappointed from 15 December 2022.

[5]	Mr Stening’s term ended on 30 June 2023.

[6]	Mr Wilson was appointed to the Board from 15 December 2022.

[7]	Mr Molloy was appointed to the Board from 25 January 2023 and holds an ex officio role as the Queensland Treasury representative.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

                                  QTC’s Capital Markets Board members

                                                                as at 30 June 2023

DAMIEN FRAWLEY Chair Appointed 1 July 2022. Tenure to 30 June 2025. Board Committees ∎ Member, Human Resources Committee ∎ Member, Funding and Markets Committee ∎ Member, Risk and Audit Committee

Damien Frawley was appointed Chair of the QTC Capital Markets Board on 1 July 2022, following the retirement of Gerard Bradley AO.

Mr Frawley has more than 35 years’ experience in the financial services sector, both domestically and internationally. From 2012 to 2022, he was the Chief Executive of Queensland Investment Corporation (QIC), responsible for more than $100 billion in assets under management for a range of government, domestic and global institutional investors.

Prior to QIC, Mr Frawley was Blackrock’s Australian Managing Director and Chief Executive Officer from 2010 to 2012, after joining as its Head of Institutional and Retail in 2007.

He also held senior roles at Merrill Lynch Investment Management, Barclays Global Investors and Citi-bank.

Mr Frawley is also the Independent Chair of Hostplus, a Non-Executive Director of Mirvac Group, a Director and the Chair of AMPS Agribusiness Limited, and a Director of Blue Sky Beef.

NEVILLE IDE

BBUS (ACCOUNTING),

MCOMM (ACCOUNTING AND

FINANCE), FCPA, FAICD

Appointed 1 October 2018.

Tenure to 30 September 2025.

Board Committees

∎ Member, Risk and Audit Committee

∎ Member, Funding and Markets Committee

Neville Ide has more than 40 years’ experience in finance and treasury management having held executive roles in the government, finance and banking sectors, including Queensland Treasury Corporation for 12 years and as Group Treasurer at Suncorp Metway Limited.

Mr Ide’s industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Mr Ide has served as a Non-Executive Director on several public and private company boards since 2006, including appointments to Queensland Motorways Limited, RACQ Insurance, RACQ Bank, Retech Technology Limited, SunWater Limited, and as a previous QTC Board member. He is currently a Director of QBANK and Advisory Board Chair of Cryptoloc Technology Pty Ltd.

DENNIS MOLLOY BCOM, BECON (HONS) Appointed 25 January 2023 Tenure to 30 September 2026. Board Committees ∎ Member, Funding and Markets Committee

Dennis Molloy is an experienced senior fiscal and economics executive and has held the role of Deputy Under Treasurer of the Economics and Fiscal Group, Queensland Treasury, since May 2021.

Mr Molloy has been closely involved in all Queensland State Budgets since 2010 and is experienced in both the Queensland and Australian governments in economics and public policy.

He also worked as the Executive Director of Economic Policy in the Department of the Premier and Cabinet and took a particular interest in policies that would facilitate growth of the Queensland economy.

Mr Molloy started his career as an economist with the Commonwealth Treasury, with roles spanning a decade, and a focus on economic forecasting, competition policy, Commonwealth and state financial relations—and advising the Commonwealth Treasurer on the health, education, social security and defence portfolios.

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, FFA, SFFIN, GIA (AFFILIATE) Appointed 9 July 2015. Tenure to 30 November 2025. Board Committees ∎ Chair, Risk and Audit Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

She held senior executive roles with Suncorp Group Limited from 1997 to 2014, including as Chief Risk Officer of Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She is an experienced director with prior roles on a number of Boards and committees including CS Energy Limited, Southbank Corporation, In Focus Wealth Management Limited, Infigen Energy Limited and Tarong Energy Corporation Limited.

Ms Smith-Pomeroy is currently Chair of the National Affordable Housing Consortium Limited and the Regional Investment Corporation, and a Non-Executive Director of Stanwell Corporation Limited and Kina Securities Limited. She is also an Independent Chair of the Queensland Department of State Development, Infrastructure, Local Government and Planning Audit and Risk Committee, and a member of the Queensland Department of the Premier and Cabinet and Public Sector Commission Audit and Risk Management Committee.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

JIM STENING DIP FIN SERV, FAICD Appointed 13 November 2014. Tenure to 30 June 2023. Board Committees ∎ Chair, Funding and Markets Committee

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trad-ing and investing in Australian and global capital markets.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate govern-ance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander.

Mr Stening is the founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed-income firm and a Non-Executive Director of related companies, and a Fellow of the Australian Institute of Company Directors.

ROSEMARY VILGAN BBUS, DIP SUPN MGT, FAICD, FASFA Appointed 1 October 2020. Tenure to 30 September 2023. Board Committees ∎ Chair, Human Resources Committee ∎ Member, Risk and Audit Committee

Rosemary Vilgan is an experienced non-executive director, with specific expertise in financial services and business leader-ship and transformation. She was the Chief Executive of QSuper, a global financial services business with $90 billion in ac-counts, from 1998 until 2015.

She is currently the Chairperson of the Commonwealth Bank Group Staff Superannuation Fund and a Member of the Cam-booya Investment Committee. Ms Vilgan’s former roles include Chairperson of the Federal Government’s Safety, Rehabilita-tion and Compensation Commission, a member of the Board of the Children’s Hospital Foundation (Qld), a member of the Board of the Guardians of New Zealand Superannuation, and a Queensland Council member of AICD. She is a former Councillor, Deputy Chancellor and Chairperson of the Audit and Risk Committee at Queensland University of Technology (QUT), and a former director and Chair of the Board of the Association of Superannuation Funds of Australia (ASFA).

In 2013, Ms Vilgan was named the Telstra Australian Businesswoman of the Year. She holds qualifications in business and superannuation and is a Fellow of both AICD and ASFA and a Member of Chief Executive Women.

JOHN WILSON BA LLB, LLM, MA Appointed 15 December 2022. Tenure to 30 November 2025. Board Committees ∎ Member, Human Resources Committee

John Wilson has more than 30 years’ experience in investment and capital markets.

Most recently, Mr Wilson was a Senior Advisor and Managing Director at Goldman Sachs from 2015 to 2019. Prior to that, he spent the majority of his executive career, 1997 to 2013, at PIMCO where he held a number of executive roles including Chief Executive of PIMCO Australia and Head of the PIMCO US Institutional Business. He also held executive roles at BT Funds Management and was a lawyer with Shearman & Sterling in New York.

Mr Wilson currently serves as a Director of Ord Minnett and a special advisor to Brighter Super. His previous directorships include QIC, LGIASuper, Etihad Stadium, Rugby Australia, the UNE Foundation, Chairman of the Australian Rugby Foun-dation and Chairman of the NSWALC Investment Committee.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

QTC Executive Leadership Team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive Officer and the Executive Leadership Team. The Chief Executive Officer is appointed by the Board and executives are appointed by the Chief Executive Officer. Executive Leadership Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Leadership Team

as at 30 June 2023

Leon Allen	Chief Executive Officer

Chris Downes	Acting Managing Director, Funding and Markets

Stephanie Challen	Acting Managing Director, Client

Anthony Matthews	Acting Managing Director, Risk, and Chief Risk Officer

Natalie Garnett	Acting Managing Director, Finance, Technology and Data

Internal audit

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function for the 2022–23 financial year. Internal Audit reports to the Risk and Audit Committee and is conducted under an Internal Audit Policy, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Risk and Audit Committee) with:

∎	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

∎	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

∎	developing an annual audit plan, based on the assessment of financial and business risks aligned with QTC’s strategic goals and objectives, as well as material risks, and approved by the Risk and Audit Committee

∎	providing regular audit reports and periodic program management reports to the management team and the Risk and Audit Committee, and

∎	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement

In the year under review, the internal audit was completed in accordance with the approved annual audit plan.

External audit

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for forming opinions about the reliability of QTC’s financial statements, along with other public sector entities, with the results of these financial audits tabled in Queensland’s Parliament.

All audit recommendations raised by the Queensland Audit Office that were due during the reporting period were addressed.

State Investment Advisory Board

The State Investment Advisory Board (SIAB) was established in 2008 as an advisory Board of Queensland Treasury Corporation under section 10 of the QTC Act. SIAB was established to manage long-term assets for the State by a board independent of QTC’s capital markets operations. The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow effect for QTC.

In 2022–23, with power delegated from QTC, the SIAB was responsible for:

∎	providing governance oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State

∎	providing governance oversight of the financial assets set aside to support long term initiatives of the Queensland Government

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB members are appointed by the Governor-in- Council, pursuant to section 10(2) of the QTC Act.

Remuneration for the SIAB members is determined by the Governor-in-Council. In 2022–23, the members of the SIAB were:

	POSITION	ATTENDED	ELIGIBLE TO ATTEND

Board meetings held: 3

Maryanne Kelly, Acting Under-Treasurer[1,2]	Chair	1	1

Leon Allen, Under-Treasurer[1,3]	Chair	2	2

William Ryan, Queensland Treasury[1,4]	Member	3	3

Philip Graham, External member[5]	Member	3	3

Maria Wilton AM, External member[6]	Member	3	3

Cate Wood AM, Independent Member[7]	Member	3	3

1 This position is an ex officio appointment within Queensland Treasury.

2 Ms Kelly’s position on the Board started on 16 February 2023 when Ms Kelly became Under Treasurer. The ex officio position of Under Treasurer as Chair was reappointed on 7 July 2022.

3 Mr Allen’s position on the Board ceased on 15 February 2023 when he resigned as Under Treasurer.

4 Mr Ryan’s term ended on 30 June 2022 and Mr Ryan was reappointed from 7 July 2022.

5 Mr Graham’s term ended on 30 June 2022 and Mr Graham was reappointed from 7 July 2022.

6 Ms Wilton’s term ended on 30 June 2022 and Ms Wilton was reappointed from 7 July 2022.

7 Ms Wood was appointed on 7 July 2022.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

 SIAB Board Members

 as at 30 June 2023

MARYANNE KELLY

BA (HUM), GRAD DIP PUBLIC POLICY, MAICD

Chair

Appointed 16 February 2023.

Tenure to 30 September 2025.

Maryanne has held leadership roles for over 25 years in the Australian, United Kingdom and Queensland Governments. Her roles have focused on delivering strategic policies and programs in dynamic, multifaceted and fiscally challenging environments. Maryanne has provided expert policy advice to governments, successfully negotiated national agreements and delivered high-profile programs for the community.

WILLIAM RYAN

BBUS (BANKING AND FIN), GRAD CERT POLICY ANALYSIS

Appointed 19 November 2020.

Tenure to 30 June 2025.

William Ryan is the Head of Fiscal, Queensland Treasury, with responsibilities for managing the State’s budget and balance sheet, and ensuring the long-term sustainability of Queensland’s fiscal position. He forms part of Queensland Treasury’s Senior Leadership Team and serves as a member of the Queensland Government Insurance Fund Governance Committee.

Prior to his current role, Mr Ryan held senior leadership roles in Queensland Treasury over a 20-year career. These roles have included developing investment programs, financial assurance modelling, infrastructure program and economic policy analysis.

MARIA WILTON AM

BEC, CFA, FAICD, FAIST

Appointed 4 July 2019.

Tenure to 30 September 2024.

Maria Wilton has more than 30 years’ experience in the financial services industry. Ms Wilton was Chair and Managing Director of Franklin Templeton Investments Australia from 2006–2018. She previously held roles with BT Financial Group, County Investment Management, JP Morgan Investment Management and Commonwealth Treasury.

Ms Wilton is currently Chair of Spirit Super and Growth Farms Australia and a member of the Global Board of Governors of the Chartered Financial Analyst Institute. She is Vice Chair of Infrastructure Victoria, a Director of Dexus Wholesale Property Fund, VFMC and the Confident Girls Foundation.

CATE WOOD AM

BSS, DIP FP, GAICD

Appointed 7 July 2022.

Tenure to 30 September 2025.

Cate Wood has more than 25 years’ experience in the superannuation industry. Ms Wood was Executive Officer and a Director of AGEST Super, a Director and Chair of CareSuper, a Director of SunSuper, and served on the Investment Committees of these funds.

Ms Wood was a Director of the Industry Superannuation Property Trust (ISPT) and a Member of the ACT Investment Advisory Board. She is currently a Member of the Professional Standards Councils and Chair of the Centre for Workers’ Capital.

PHILIP (PHIL) GRAHAM

BA (ECON, HONS), MCOM (FIN, HONS), CFA, GAICD

Appointed 4 July 2019.

Tenure to 30 September 2024.

Phil Graham has extensive experience in investment management, financial markets, and economic policy. He is an independent member of the Lonsec Asset Allocation Committee and a consultant to AustralianSuper.

Mr Graham was Senior Portfolio Strategist and Deputy Chief Investment Officer at Mercer from 2007–2018. He also held senior roles at QIC and Access Capital Advisors, and prior to this he worked for the Reserve Bank of Australia and the ANZ Banking Group.

Mr Graham is a past-President of the CFA Society of Melbourne and was the Presidents Council Representative for the CFA Asia Pacific North and Oceania region in 2015–2019. He currently serves on the CFA Disciplinary Review Committee.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

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QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

FINANCIAL STATEMENTS For the year ended 30 June 2023

Statement of comprehensive income	24

Balance sheet	25

Statement of changes in equity	26

Statement of cash flows	27

Notes to the Financial Statements	28

◾ Capital Markets Operations	31

◾ State Investment Operations	45

◾ Other information	51

Certificate of the Queensland Treasury Corporation	58

Independent Auditor’s report	59

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Statement of comprehensive income

For the year ended 30 June 2023

	NOTE	2023 $000	2022 $000

CAPITAL MARKETS OPERATIONS

Net gain/(loss) on financial instruments at fair value through profit or loss

Gain/(loss) on financial assets	3	2 382 028	(12 367 842)

(Loss)/gain on financial liabilities	3	(2 226 944)	12 324 996

		155 084	(42 846)

Other income

Fee income		100 738	96 525

		100 738	96 525

Expenses

Administration expenses	4	(80 111)	(76 442)

Depreciation of right-of-use assets	14	(1 935)	(1 919)

		(82 046)	(78 361)

Profit/(loss) from Capital Markets Operations before income tax		173 776	(24 682)

Income tax expense	5	(17 372)	(11 552)

Profit/(loss) from Capital Markets Operations after income tax		156 404	(36 234)

STATE INVESTMENT OPERATIONS

Net return from investments

Net change in fair value of unit trusts	16	2 965 642	1 602 754

Net change in fair value of fixed rate notes	16	19 279	1 073 122

Interest on fixed rate notes	16	(2 738 745)	(2 446 413)

Management fees	16	(246 176)	(229 463)

Profit/(loss) from State Investment Operations		-	-

Total net profit/(loss) for the year after tax		156 404	(36 234)

Total comprehensive profit/(loss) attributable to the owner		156 404	(36 234)

Total comprehensive income/(loss) derived from:

Capital Markets Operations		156 404	(36 234)

State Investment Operations		-	-

Total comprehensive (loss)/income		156 404	(36 234)

The accompanying notes form an integral part of these financial statements.

Throughout these financial statements the Capital Markets Operations and the State Investment Operations have been disclosed separately to distinguish between QTC’s main central financing authority role and its additional responsibilities following the transfer of portfolios of assets to QTC to support the State’s superannuation obligations and other long-term Government initiatives (refer note 1).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Balance sheet

As at 30 June 2023

	NOTE	2023 $000	2022 $000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6	7 354 347	5 247 278

Receivables		11 189	6 448

Financial assets at fair value through profit or loss	7	30 896 629	28 529 672

Derivative financial assets	8	116 079	297 945

Onlendings	9	91 406 615	94 582 248

Property, plant and equipment	13	1 712	2 277

Right-of-use assets	14	5 091	7 026

Intangible assets		-	2 838

Deferred tax asset		3 498	3 944

		129 795 160	128 679 676

ASSETS – STATE INVESTMENT OPERATIONS

Financial assets at fair value through profit or loss	16	43 474 801	40 372 412

		43 474 801	40 372 412

Total Assets		173 269 961	169 052 088

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables		26 421	25 458

Derivative financial liabilities	8	239 145	300 604

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10(a)	118 533 840	119 347 440

- Deposits	10(b)	10 307 948	8 431 220

Lease liabilities	14	9 362	12 823

Other liabilities		6 636	6 727

		129 123 352	128 124 272

LIABILITIES – STATE INVESTMENT OPERATIONS

Financial liabilities at fair value through profit or loss	16	43 474 801	40 372 412

		43 474 801	40 372 412

Total Liabilities		172 598 153	168 496 684

NET ASSETS		671 808	555 404

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus		671 808	555 404

		671 808	555 404

EQUITY – STATE INVESTMENT OPERATIONS

Retained surplus		-	-

		-	-

Total Equity		671 808	555 404

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Statement of changes in equity

For the year ended 30 June 2023

		CAPITAL MARKETS	STATE INVESTMENT
		OPERATIONS	OPERATIONS

		RETAINED	RETAINED	TOTAL
		SURPLUS	SURPLUS	EQUITY
	NOTE	$000	$000	$000

Balance at 1 July 2021		591 638	-	591 638

Loss for the year		(36 234)	-	(36 234)

Balance at 30 June 2022		555 404		555 404

Balance at 1 July 2022		555 404	-	555 404

Profit for the year		156 404	-	156 404

Transactions with owners in their capacity as owners:

- Dividend paid	24	(40 000)	-	(40 000)

Balance at 30 June 2023		671 808	-	671 808

The accompanying notes form an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Statement of cash flows

For the year ended 30 June 2023

	NOTE	2023 $000	2022 $000

Cash flows from operating activities

Interest received from onlendings		3 005 187	2 889 314

Interest received from investments and other sources		971 866	530 119

Fees received		98 441	95 051

Net Goods and Services Tax (GST)		(3)	(294)

Interest paid on interest-bearing liabilities		(5 287 697)	(3 847 128)

Administration expenses paid		(88 169)	(74 713)

Interest paid on deposits		(244 556)	(55 913)

Income tax paid		(10 302)	(8 607)

Net cash used in operating activities	15(a)	(1 555 233)	(472 171)

Cash flows from investing activities

Proceeds from sale of investments		48 372 490	27 200 288

Payments for investments		(50 492 487)	(41 161 982)

Net client onlendings		1 515 514	(5 323 857)

Payments for property, plant and equipment		(193)	(709)

Net cash used in investing activities		(604 676)	(19 286 260)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		29 660 715	35 113 381

Repayment of interest-bearing liabilities		(27 184 998)	(22 233 304)

Net client deposits		1 831 261	322 419

Dividends paid		(40 000)	-

Net cash provided by financing activities	15(b)	4 266 978	13 202 496

Net increase/(decrease) in cash and cash equivalents held		2 107 069	(6 555 935)

Cash and cash equivalents at 1 July		5 247 278	11 803 213

Cash and cash equivalents at 30 June	6	7 354 347	5 247 278

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2023

Contents

1	General information	28

2	Significant accounting policies and other explanatory information	29

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	31

4	Administration expenses	31

5	Income tax expense	32

6	Cash and cash equivalents	32

7	Financial assets at fair value through profit or loss	33

8	Derivative financial assets and derivative financial liabilities	33

9	Onlendings	34

10	Financial liabilities at fair value through profit or loss	34

11	Financial risk management	36

12	Fair value hierarchy	42

13	Property, plant and equipment	43

14	Right-of-use assets and lease liabilities	43

15	Notes to the statement of cash flows	44

State Investment Operations

16	Financial instruments at fair value through profit or loss	45

17	Financial risk management	48

18	Fair value hierarchy	49

Other information

19	Contingent liabilities	51

20	Related party transactions	51

21	Key management personnel	52

22	Auditor’s remuneration	56

23	Investments in companies	57

24	Dividends	57

25	Events subsequent to balance date	57
1	General information

Queensland Treasury Corporation (QTC) is the Queensland Government’s central financing authority. It also provides a range of financial services to State public sector entities, local governments and universities. QTC is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland (the State).

QTC’s business operations are made up of two segments, namely Capital Markets Operations and State Investment Operations (SIO).

Capital Markets Operations

The remit of Capital Markets Operations includes debt funding, cash management, financial risk management advisory and specialist public finance education.

These services are undertaken on a cost-recovery basis with QTC lending to its clients at an interest rate based on its cost of funds plus a loan administration fee to cover the cost of administering the loans. QTC passes on the returns of asset management to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity. The gains/losses associated with QTC’s management of these operations is passed on annually to the State Consolidated Fund.

Capital Markets Operations also generates a net return from financial markets instruments held for capital and liquidity purposes.

In undertaking its capital markets activities, QTC maintains adequate capital to manage its risks having regard to its Capital Policy.

State Investment Operations

SIO consists of portfolios of assets that were transferred to QTC by the State.

The assets of this segment are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB). These assets are invested in two portfolios, the Long Term Assets (LTA) portfolio and the Queensland Future Fund (QFF) portfolio. Each portfolio has its own investment management agreement. In the case of the Long Term Assets portfolio, a number of sub portfolios exist.

Long Term Assets Portfolio

The LTA portfolio consists of assets that were transferred to QTC by the State and invested in several sub-portfolios:

(a)	Endowment Portfolio

In addition to assets and cash previously transferred to fund the State’s superannuation and other long-term obligations, $903 million of additional invested assets were transferred into the portfolio in July 2022.

(b)	State Initiatives Portfolio

In December 2022, an additional $1.0 billion was transferred to the State Initiatives Portfolio.

(c)	Government Holdings Portfolio

No additional assets were transferred to this portfolio during the 2022-23 financial year.

Queensland Future Fund

The QFF and its sub portfolio, the Debt Retirement Fund (DRF) were established as funds under the Queensland Future Fund Act 2020. The DRF was set up to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

Withdrawals from the DRF are limited to amounts to reduce the State’s debt, and fees or expenses associated with administering the fund by the Queensland Future Fund Act 2020.

Fixed Rate Notes

A Fixed Rate Note (FRN) has been issued by QTC for each of the SIO portfolios in return for the transfer of assets from the State.

The FRN issued to match the LTA portfolio has an interest rate of 6.5% per annum (2022: 6.5%) which accrues on the book value of the FRN and is for the benefit of the State’s Consolidated Fund.

The FRN issued in return for the initial transfer of assets to the QFF is for the benefit of Queensland Treasury. Interest at a rate of 6.5% per annum (2022: 6.5%) accrues on the book value of this FRN.

Recognising the direct relationship between the FRNs and the assets of SIO, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised in the financial statements annually as a market value adjustment to the value of the FRNs. Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

For the year ended 30 June 2023

SIAB members include representatives from Queensland Treasury and external members with experience in investment management and governance. SIAB has been delegated all responsibility for overseeing SIO within a framework provided by the State. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of SIO’s assets is therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and is the responsibility of SIAB and its appointed investment manager (QIC).

Each year, QTC’s Capital Markets Board receives relevant information about the assets of SIO in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to the QTC Capital Markets Board.

2	Significant accounting policies and other explanatory information

The principal accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2023 have been prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board (AASB), the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies) for reporting periods beginning on or after 1 July 2022.

Compliance with International Financial Reporting Standards

QTC is a not-for-profit entity, however in preparing these financial statements QTC has elected to comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

New accounting standards and interpretations

No new accounting standards became effective for the year ended 30 June 2023. Amendments to current accounting standards and interpretations which are effective for the first time for the year ended 30 June 2023 have had no material impact on the financial statements.

Standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been issued that are not mandatory for the current reporting period. The future adoption of Australian Accounting Standards and Interpretations issued but not yet effective are not expected to have a material impact on QTC’s financial statements, however they may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties, which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings.

Financial liabilities are measured at fair value through profit or loss and include:

∎	interest-bearing liabilities

∎	deposits, and

∎	fixed rate notes.

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds on-lent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are recorded in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, and is recognised over time when the service has been provided in accordance with client mandates

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees, which is recognised on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

(h)	Profits/losses

Unless otherwise determined by the Governor in Council, the Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the State Consolidated Fund is made by way of dividends, which are provided for following approval by the Board after considering QTC’s capital requirements.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2023

2	Significant accounting policies and other explanatory information continued

(i)	Receivables

Receivables are measured at amortised cost, which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of QTC and are recognised at their assessed values with terms and conditions similar to trade debtors.

(j)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting QTC’s debtors and relevant industry data form part of QTC’s impairment assessment.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial Assets: The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(k)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield Rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(l)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(m)	Comparative figures

No material adjustments have been made to prior year comparatives.

(n)	Judgements and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management evaluates its judgements, estimates and underlying assumptions on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be applied in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 18).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60% beneficial interest in QTH and 76% of the voting rights. The remaining 40% beneficial interest and 24% voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Counterparty credit risk and credit risk associated with QTC’s clients is separately monitored by QTC (refer note 11(c)). ESG and other sustainability risks are key considerations in determining credit ratings. The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Accounting Policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis
∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and
∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2023 $000	2022 $000

Net gain/(loss) on financial assets at fair value through profit or loss

Cash and cash equivalents	97 751	15 026

Financial assets at fair value through profit or loss	864 294	(241 375)

Derivatives	74 916	323 965

Onlendings	1 345 067	(12 465 458)

	2 382 028	(12 367 842)

Net (loss)/gain on financial liabilities at fair value through profit or loss

Derivatives	(44 365)	292 155

Financial liabilities at fair value through profit or loss

- Short-term	(196 796)	(142 743)

- Long-term	(1 685 427)	12 240 121

Deposits	(290 023)	(54 031)

Other	(10 333)	(10 506)

	(2 226 944)	12 324 996

4	Administration expenses

	2023 $000	2022 $000

Salaries and related costs	41 842	43 427

Superannuation contributions	3 400	3 374

Special payments (1)	651	-

Contractors	3 394	854

Consultants’ fees	2 386	2 721

Information and registry services	3 910	3 516

Depreciation on property, plant and equipment	758	733

Amortisation and impairment on intangible assets	2 838	5 572

Office occupancy	1 262	1 202

Information and communication technology	14 009	11 312

Other administration expenses	5 661	3 731

	80 111	76 442

(1)

Special payments represent ex-gratia payments that QTC is not contractually or legally obligated to make to other parties. During 2022–23 ex-gratia payments over $5,000 were made to members of the Executive Leadership Team on the cessation of their employment. The ex-gratia payments are disclosed within note 21(c).

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

5	Income tax expense

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the State Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the SIO segment or a large part of the net gain/(loss) on financial instruments.

	2023 $000	2022 $000

Current tax	16 922	10 617

Deferred tax expense	450	935

Total income tax expense recognised in the year	17 372	11 552

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit/(loss) for the year before tax	173 744	(24 682)

Less profit/(loss) from non-taxable portfolios:

- Capital Markets Operations	115 838	(63 159)

- State Investment Operations	-	-

Operating profit from taxable portfolios	57 906	38 477

Tax at the Australian tax rate of 30% on taxable portfolios	17 372	11 543

Effect of non-deductible items	-	9

Income tax expense	17 372	11 552

6	Cash and cash equivalents

Accounting Policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2023 $000	2022 $000

Cash at bank	7 354 347	5 247 278

	7 354 347	5 247 278

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

7	Financial assets at fair value through profit or loss

Accounting Policy

Financial assets are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument with gains and losses recognised in the statement of comprehensive income.

All financial assets are measured at fair value by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

	2023 $000	2022 $000

Discount securities	8 078 139	9 015 293

Commonwealth and state securities (1)	1 438 988	2 137 752

Floating rate notes	10 227 181	8 772 443

Term deposits	9 767 739	7 940 159

Other investments	1 384 582	664 025

	30 896 629	28 529 672

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss..

As at 30 June 2023, $8.7 billion (2022: $8.6 billion) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the statement of comprehensive income. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long term floating rate or long-term fixed rate exposure.

	2023 $000	2022 $000

Derivative financial assets

Interest rate swaps	52 080	183 379

Cross currency swaps	59 984	19 761

Foreign exchange contracts	2 323	86 132

Futures contracts	1 692	8 673

	116 079	297 945

Derivative financial liabilities

Interest rate swaps	(205 842)	(169 475)

Cross currency swaps	(26 643)	(75 901)

Futures contracts	(6 660)	(55 228)

	(239 145)	(300 604)

Net derivatives	(123 066)	(2 659)

As at 30 June 2023, derivatives with a net liability position of $90.8 million have maturity dates exceeding 12 months

(2022: net liability position of $58.5 million).

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

9	Onlendings

Accounting Policy

QTC borrows on behalf of its clients and lends at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2023 $000	2022 $000

Government departments and agencies	40 103 888	43 704 767

Government owned corporations	27 943 926	27 123 470

Statutory bodies	17 198 764	17 222 205

Local governments	5 869 692	6 192 908

QTC related entities (1)	99 705	101 339

Other bodies (2)	190 640	237 559

	91 406 615	94 582 248

(1)	QTC related entities includes DBCT Holdings Pty Ltd.
(2)	The amount for Other bodies in 2022 included loans advanced under the Industry Support Package. All of the Industry Support Package loans were repaid by 31 December 2022.

At 30 June 2023, client deposits of $5.2 billion were placed in redraw facilities and offset the value of onlendings in the balance sheet (2022: $2.4 billion). The gross value of onlendings at 30 June 2023 was $96.6 billion (2022: $97.0 billion).

As at 30 June 2023, $98.1 billion of principal repayments of a total book value of $99.5 billion is expected to be received after 12 months (2022: $94.7 billion of a total book value of $101.1 billion).

10	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2023 $000	2022 $000

Interest-bearing liabilities

Short-term

Treasury notes	4 846 903	4 778 349

Commercial paper	208 586	1 474 609

	5 055 489	6 252 958

Long-term

AUD Bonds	100 251 180	100 868 073

Floating rate notes	11 867 168	10 858 377

Medium-term notes	939 427	936 475

Other	420 576	431 557

	113 478 351	113 094 482

Total interest-bearing liabilities	118 533 840	119 347 440

69.5% (2022:72.2%) of QTC borrowings are guaranteed by the State under the Act. As at 30 June 2023, $105.0 billion (2022: $102.8 billion) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency movements. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

QTC’s Green Bond program supports the State’s pathway to a low carbon, climate resilient and environmentally sustainable economy. As at 30 June 2023, QTC has issued Green Bonds with a market value of $9.46 billion (2022: $5.93 billion).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

10	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2023	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 846 903	4 900 000	(53 097)

Commercial paper	208 586	211 259	(2 673)

	5 055 489	5 111 259	(55 770)

Long-term

AUD Bonds	100 251 180	108 615 493	(8 364 313)

Floating rate notes	11 867 168	11 800 000	67 168

Medium-term notes	939 427	1 088 362	(148 935)

Other	420 576	444 424	(23 848)

	113 478 351	121 948 279	(8 469 928)

Total interest-bearing liabilities	118 533 840	127 059 538	(8 525 698)

AS AT 30 JUNE 2022	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 778 349	4 810 000	(31 651)

Commercial paper	1 474 609	1 481 324	(6 715)

	6 252 958	6 291 324	(38 366)

Long-term

AUD Bonds	100 868 073	105 892 029	(5 023 956)

Floating rate notes	10 858 377	10 825 000	33 377

Medium-term notes	936 475	1 020 241	(83 766)

Other	431 557	459 720	(28 163)

	113 094 482	118 196 990	(5 102 508)

Total interest-bearing liabilities	119 347 440	124 488 314	(5 140 874)

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held is disclosed as deposits.

	2023 $000	2022 $000

Client deposits

Local governments	3 598 797	4 691 689

Statutory bodies	2 778 562	3 131 029

Government departments and agencies	3 372 958	93 862

Government owned corporations	162 770	42 074

QTC related entities (1)	110 818	101 288

Other depositors	247 562	224 978

	10 271 467	8 284 920

Collateral held	36 481	146 300

Total deposits	10 307 948	8 431 220

(1)	QTC related entities include Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd

and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2023, $10.2 billion (2022: $8.3 billion) will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market (including foreign exchange risk, interest rate risk, and other price risk), funding, liquidity and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies is monitored daily. To ensure independence, measurement and monitoring of financial risks is performed by teams separate to those transacting.

All financial risk management activities are conducted within Board-approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Executive Leadership Team under delegated authority from the Board. All breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting.

QTC ensures that in undertaking its capital markets activities it has regard to its Capital Policy. QTC has no legal, regulatory or accounting requirement to hold capital however, its Capital Policy sets out how QTC should manage its capital. QTC endeavours to maintain adequate capital to support its business activities’ risk profile and risk appetite.

(a)	Market risk

Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk arising from the impact of movements in foreign exchange rates and interest rates. QTC’s exposure to market risk is through its borrowing and investment activities. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions that may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

11	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2023 $000	2022 $000	2023 $000	2022 $000	2023 $000	2022 $000	2023 $000	2022 $000

USD	(211 259)	(1 481 325)	-	-	211 259	1 481 325	-	-

CHF	(184 554)	(167 333)	-	-	184 554	167 333	-	-

JPY	(156 501)	(159 877)	-	-	156 501	159 877	-	-

EUR	(747 307)	(693 031)	-	75 990	747 307	617 041	-	-

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Management Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to the State, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses a Board-approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as cash, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits in the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically reversed over the life of the assets.

(iii)	Other price risk

QTC is not directly exposed to equity or commodity price changes.

(b)	Funding and liquidity risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. Even in difficult market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the State, (QTC has been rated AA+/Aa1/AA+ by ratings agencies Standard & Poors, Moody’s and Fitch respectively) and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligible (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Board. Limits are set by the Board and reviewed annually for the following liquidity metrics:

∎	QTC Liquidity Coverage Ratio – QTC must maintain a minimum liquidity balance sufficient to cover a stressed liquidity requirement over a set horizon.

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt servicing requirements at all times over a rolling 12 month horizon.

∎	Cash Flow Waterfall – QTC must maintain positive cash equivalents net of all inflows and outflows over a set horizon.

In addition to adhering to Board-approved liquidity metrics, QTC holds contingent liquid assets in the form of public sector entity deposits and investments owned through the SIO segment of QTC.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place a Green Bond Program, Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of alternative funding opportunities in global markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

11	Financial risk management continued

(b)	Funding and liquidity risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2023	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	7 354 347	-	-	-	-	7 354 347	7 354 347

Receivables	11 189	-	-	-	-	11 189	11 189

Onlendings (1)	2 032 656	1 623 832	1 624 296	17 119 448	93 925 329	116 325 561	91 406 615

Financial assets at fair value through profit or loss	13 891 235	6 433 036	2 102 056	7 992 362	3 014 277	33 432 966	30 896 629

Total financial assets	23 289 427	8 056 868	3 726 352	25 111 810	96 939 606	157 124 063	129 668 780

Financial liabilities

Payables	(26 421)	-	-	-	-	(26 421)	(26 421)

Deposits	(7 304 954)	(66 156)	(46 246)	(3 066 815)	(88 075)	(10 572 246)	(10 307 948)

Financial liabilities at fair value through profit or loss

- Short-term	(1 995 450)	(3 115 809)	-	-	-	(5 111 259)	(5 055 489)

- Long-term	(9 436 858)	(216 554)	(2 625 181)	(56 442 437)	(75 596 940)	(144 317 970)	(113 478 351)

Total financial liabilities	(18 763 683)	(3 398 519)	(2 671 427)	(59 509 252)	(75 685 015)	(160 027 896)	(128 868 209)

Derivatives

Interest rate swaps	(6 079)	(25 390)	(31 697)	(72 623)	(36 886)	(172 675)	(153 762)

Cross currency swaps	(748)	(6 154)	(20 201)	(108 232)	(343 720)	(479 055)	33 341

Foreign exchange contracts	2876	-	-	-	-	2876	2 323

Futures contracts	-	(3 450 000)	750 000	1 007 300	(68 100)	(1 760 800)	(4 968)

Net derivatives	(3 951)	(3 481 544)	698 102	826 445	(448 706)	(2 409 654)	(123 066)

Net (liabilities)/assets	4 521 793	1 176 805	1 753 027	(33 570 997)	20 805 885	(5 313 487)	677 505

Cumulative	4 521 793	5 698 598	7 451 625	(26 119 372)	(5 313 487)

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. Despite QTC’s attempt to structure funding that matches the underlying business profile, QTC’s liability maturity profile can be shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

11	Financial risk management continued

(b)	Funding and liquidity risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2022	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	5 247 278	-	-	-	-	5 247 278	5 247 278

Receivables	6 448	-	-	-	-	6 448	6 448

Onlendings(1)	2 985 180	1 324 708	1 325 159	15 229 417	97 015 633	117 880 097	94 582 248

Financial assets at fair value through profit or loss	13 820 378	4 669 322	1 766 746	7 033 406	4 074 183	31 364 035	28 529 672

Total financial assets	22 059 284	5 994 030	3 091 905	22 262 823	101 089 816	154 497 858	128 365 646

Financial liabilities

Payables	(25 458)	-	-	-	-	(25 458)	(25 458)

Deposits	(8 320 769)	(2 416)	(23 235)	(7 378)	(92 327)	(8 446 125)	(8 431 220)

Financial liabilities at fair value through profit or loss

- Short-term	(2 600 043)	(3 191 282)	(500 000)	-	-	(6 291 325)	(6 252 958)

- Long-term	(9 018 229)	(145 184)	(4 618 907)	(53 511 926)	(72 518 410)	(139 812 656)	(113 094 482)

Total financial liabilities	(19 964 499)	(3 338 882)	(5 142 142)	(53 519 304)	(72 610 737)	(154 575 564)	(127 804 118)

Derivatives

Interest rate swaps	5 978	(10 003)	(13 969)	(31 233)	82 323	33 096	13 904

Cross currency swaps	1 020	(6 886)	(20 141)	(112 388)	(458 418)	(596 813)	(56 140)

Foreign exchange contracts	61 007	26 846	-	-	-	87 853	86 132

Futures contracts	8 851 400	-	-	-	-	8 851 400	(46 555)

Net derivatives	8 919 405	9 957	(34 110)	(143 621)	(376 095)	8 375 536	(2 659)

Net (liabilities)/assets	11 014 190	2 665 105	(2 084 347)	(31 400 102)	28 102 984	8 297 830	558 869

Cumulative	11 014 190	13 679 295	11 594 948	(19 805 154)	8 297 830

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. Despite QTC’s attempt to structure funding that matches the underlying business profile, QTC’s liability maturity profile can be shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

11	Financial risk management continued

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the cash fund and other direct investments in financial instruments. In addition, QTC has credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. In contrast, exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC uses collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer (iv) master netting arrangements).

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2023	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	7 354 347	-	-	-	7 354 347

Financial assets(3)	2 079 083	609 490	364 300	22 523 794	3 312 250	919 183	522 423	30 330 523

Derivatives	-	-	-	38 968	16 183	-	-	55 151

	2 079 083	609 490	364 300	29 917 109	3 328 433	919 183	522 423	37 740 021

	6%	2%	1%	79%	9%	2%	1%	100%

BY CREDIT RATING (1) 30 JUNE 2022	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	5 247 278	-	-	-	5 247 278

Financial assets(3)	2 769 577	1 115 703	371 200	18 889 841	3 043 093	1 784 349	514 661	28 488 424

Derivatives	-	-	-	34 523	14 390	-	-	48 913

	2 769 577	1 115 703	371 200	24 171 642	3 057 483	1 784 349	514 661	33 784 615

	8%	3%	1%	72%	9%	5%	2%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency.

(2)	Includes long-term ratings of A- and BBB+, or a short term rating of A-1+ & A-2.

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2023, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 73% (2022: 61%). QTC’s concentrated investment exposure to domestic banks reflects the structure of the Australian credit markets because the domestic credit markets are dominated by issuance from Australian banks rather than corporations and other entities. This means that the Australian credit markets are not as diversified as other global markets. Due to this market structure, QTC executes a range of risk management processes to deliver a heightened continuous monitoring of the domestic and global banking sectors and the credit markets they operate within. These measures span credit reviews of QTC’s counterparties, monitoring of ratings agency assessments, daily quantitative analysis of market price and credit spread movements and continuous thematic reporting on macro and event-driven developments. This credit risk management framework is used to inform decisions on credit limits within Board appetite and to assist decision-making in managing these exposures (such as altering investments or duration).

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or higher, and that have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on a range of factors including an assessment against key credit risk metrics and characteristics of their Australian dollar funding program.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

11	Financial risk management continued

(c)	Credit risk continued

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with onlendings to clients. Except for some small exposures to private companies, QTC on-lends funds to Queensland Government sector entities (including Queensland Treasury, statutory bodies and Government owned corporations) and non-State Government entities (including, local governments, universities and grammar schools).

69.5% of QTC’s onlendings (2022: 72.2%) are explicitly guaranteed by the State, including all debt held by clients operating in key Environmental, Social and Governance (ESG) impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $27.2 billion at 30 June 2023 (2022: $26.5 billion).

QTC’s outstanding client onlending exposures are actively monitored in accordance with an approved Client Credit Procedure. This procedure includes regular Credit Reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long-term financial stability.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes analysis of quantitative and qualitative factors (industry, regional, demographic, and economic characteristics) across a number of years. An assessment of a client’s performance against key credit metrics is made and borrowing recommendations are appraised by an independent Credit Committee prior to being communicated to the State.

QTC adopts a cautious risk appetite to ensure onlendings are provided to clients with satisfactory credit profiles. The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks, though longer term financial impacts may adversely affect their performance. Of the non-guaranteed onlending, over 99 per cent has been provided to clients that have been assigned a credit rating of Moderate or above by QTC. QTC’s Moderate credit rating approximates to an Investment Grade rating used by the major rating agencies.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

69.5% (2022: 72.2%) of QTC’s borrowings are guaranteed by the State. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to the market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and therefore presents all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	FINANCIAL INSTRUMENTS COLLATERAL $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000

2023

Derivative assets: - subject to master netting arrangements	116 079	-	(101 434)	14 645

Derivative liabilities: - subject to master netting arrangements	(239 145)	-	218 492	(20 653)

Net exposure	(123 066)	-	117 058	(6 008)

2022

Derivative assets: - subject to master netting arrangements	297 945	-	(275 954)	21 991

Derivative liabilities: - subject to master netting arrangements	(300 604)	-	300 604	-

Net exposure	(2 659)	-	24 650	21 991

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments at fair value through profit or loss are valued with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradeable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over-the-counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund, which is capital guaranteed.

Over-the-counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

AS AT 30 JUNE 2023	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	7 354 347	-	7 354 347

Financial assets through profit or loss	15 727 554	15 169 075	30 896 629

Derivative financial assets	1 692	114 387	116 079

Onlendings	-	91 406 615	91 406 615

Total financial assets	23 083 593	106 690 077	129 773 670

Financial liabilities

Derivative financial liabilities	6 660	232 485	239 145

Financial liabilities through profit or loss

- Short-term	-	5 055 489	5 055 489

- Long-term	86 766 105	26 712 246	113 478 351

Deposits	-	10 307 948	10 307 948

Total financial liabilities	86 772 765	42 308 168	129 080 933

AS AT 30 JUNE 2022	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	5 247 278	-	5 247 278

Financial assets through profit or loss	14 879 212	13 650 458	28 529 671

Derivative financial assets	8 674	289 272	297 945

Onlendings	-	94 582 248	94 582 248

Total financial assets	20 135 164	108 521 978	128 657 142

Financial liabilities

Derivative financial liabilities	55 228	245 376	300 604

Financial liabilities through profit or loss

- Short-term	-	6 252 958	6 252 958

- Long-term	90 548 996	22 545 486	113 094 482

Deposits	-	8 431 220	8 431 220

Total financial liabilities	90 604 224	37 475 040	128 079 264

QTC holds no Level 3 financial instruments.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

13	Property, plant and equipment

Accounting Policy

Items with a cost or other value equal to or exceeding $5,000 are reported as property, plant and equipment. Items with a lesser value are expensed in the year of acquisition. Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Information technology & office equipment	10 – 25%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Reconciliations of the carrying amounts for property, plant and equipment are set out below:

	2023	2022
	$000	$000

Cost at balance date	5 838	5 645

Accumulated depreciation and impairment	(4 126)	(3 368)

Net carrying amount	1 712	2 277

Movement

Net carrying amount at the beginning of the year	2 277	2 967

Additions	193	43

Depreciation expense	(758)	(733)

Net carrying amount at the end of the year	1 712	2 277

14	Right-of-use assets and lease liabilities

Accounting Policy

All leases, other than short-term leases and leases of low value assets, are recognised on balance sheet as lease liabilities and right-of-use assets.

On initial recognition the carrying amount of the lease liability is measured at the present value of the current leasing commitments. Lease payments are discounted at the rate implicit in the lease or at QTC’s incremental borrowing rate if the implicit interest rate cannot be readily determined.

Right-of-use assets are initially measured at cost comprising the following:

∎	The amount of the initial measurement of the lease liability
∎	Lease payments made at or before the commencement date and any lease incentives received
∎	Initial direct costs incurred, and
∎	The initial estimate of restoration costs.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Lease property	14 – 33%

Carrying amounts of right-of-use assets and the movements during the year are set out below:

	2023	2022
	$000	$000

Cost at balance date	12 368	12 368

Accumulated depreciation and impairment	(7 277)	(5 342)

Net carrying amount at the end of the year	5 091	7 026

Movement

Net carrying amount at the beginning of the year	7 026	8 278

Additions	-	667

Depreciation expense	(1 935)	(1 919)

Net carrying amount at the end of the year	5 091	7 026

Set out below are the carrying amounts of lease liabilities and the movements during the year:

	2023	2022
	$000	$000

Net carrying amount at the beginning of the year	12 823	15 165

Additions	-	667

Interest	183	233

Lease repayments	(3 644)	(3 242)

Net carrying amount at the end of the year	9 362	12 823

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2023

15	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2023	2022
	$000	$000

Profit/(loss) for the year	156 404	(36 234)

Non-cash flows in operating surplus

Gain on interest-bearing liabilities	(1 199 288)	(14 660 103)

Loss/(gain) on deposits held	193	(273)

Loss on onlendings	1 679 557	15 348 389

(Gain)/loss on financial assets at fair value through profit or loss	(90 167)	382 210

Depreciation and amortisation	5 531	8 225

Changes in assets and liabilities

Decrease in financial assets at fair value through profit or loss	25 073	47 292

Decrease in deferred tax asset	446	949

(Increase)/decrease in onlendings	(19 437)	4 449

(Increase)/decrease in receivables	(4 735)	880

Increase in interest-bearing liabilities	(2 151 488)	(1 566 051)

Increase in deposits	45 275	1 390

Decrease in payables and other liabilities	(2 597)	(3 294)

Net cash used in operating activities	(1 555 233)	(472 171)

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENTS	BALANCE
AS AT 30 JUNE 2023	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	119 648 044	2 475 717	(1 294 795)	95 507	(2 151 488)	118 772 985

Deposits	8 431 220	1 831 261	192	-	45 275	10 307 948

Dividend paid	-	(40 000)	-	-	40 000	-

	128 079 264	4 266 978	(1 294 603)	95 507	(2 066 213)	129 080 933

AS AT 30 JUNE 2022

Interest-bearing liabilities (1)	122 994 122	12 880 077	(14 758 621)	98 518	(1 566 052)	119 648 044

Deposits	8 107 683	322 419	(273)	-	1 391	8 431 220

	131 101 805	13 202 496	(14 758 894)	98 518	(1 564 661)	128 079 264

(1)	Includes derivatives.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2023

16	Financial instruments at fair value through profit or loss

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

◾	Financial assets at fair value through profit or loss, and
◾	Financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts managed by QIC. These investments include cash, international equities and other diversified products, which are measured at market value based on a hard close unit price quoted by QIC (adjusted for fees outstanding on the account and net of any GST recoverable) for the end of the financial year.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of FRNs issued to the State in exchange for portfolios of assets. The FRNs were initially recognised at a value that equated to the fair value of the financial assets contributed by the State. The FRNs will terminate upon the greater of 50 years from the initial transaction date or the date that the FRNs are repaid in full. The market value of the FRNs is payable by QTC to the State. Interest on the FRNs is capitalised monthly. The FRN interest rate may be varied by the State under the terms of their corresponding agreements.

Recognising the direct relationship between the FRNs and the assets of SIO, financial liabilities at fair value through profit or loss are determined by reflecting the changes (including market value movements) in the value of the invested assets of the portfolio, as equivalent market value movements in the FRNs. That is, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised as a market value adjustment to the value of the FRNs, eliminating any accounting mismatch between the financial assets and liabilities in this segment.

2023
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	32 654 392	7 718 020	40 372 412

Deposits (3)	2 497 799	-	2 497 799

Withdrawals (3)	(2 114 876)	-	(2 114 876)

Fees paid	(197 434)	(48 742)	(246 176)

Net change in fair value of unit trusts	2 298 819	666 823	2 965 642

Closing balance	35 138 700	8 336 101	43 474 801

2022
TOTAL STATE INVESTMENT OPERATIONS

	LTA(1)	QFF(2)
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	30 072 492	7 742 219	37 814 711

Deposits (3)	3 202 792	-	3 202 792

Withdrawals (3)	(2 018 382)	-	(2 018 382)

Fees paid	(181 302)	(48 161)	(229 463)

Net change in fair value of unit trusts	1 578 792	23 962	1 602 754

Closing balance	32 654 392	7 718 020	40 372 412

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2022, the only sub fund of the QFF was the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2023

16	Financial instruments at fair value through profit or loss continued

2023
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset classes:

Defensive assets

Cash	3 925 783	1 450 236	5 376 019

Fixed interest	1 812 152	234 785	2 046 937

Growth assets

Equities	9 432 169	3 128 188	12 560 357

Diversified alternatives	6 197 578	692 495	6 890 073

Unlisted assets

Infrastructure (3)	4 458 302	746 948	5 205 250

Private equity	3 605 102	382 843	3 987 945

Real estate (3)	5 707 614	1 700 606	7 408 220

	35 138 700	8 336 101	43 474 801

2022
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset classes:

Defensive assets

Cash	3 128 932	1 095 673	4 224 605

Fixed interest	1 449 208	511 381	1 960 589

Growth assets

Equities	8 572 442	2 969 947	11 542 389

Diversified alternatives	5 648 794	532 557	6 181 351

Unlisted assets

Infrastructure (3)	7 807 543	1 748 002	9 555 545

Private equity	3 749 903	403 795	4 153 698

Real estate (3)	2 297 570	456 665	2 754 235

	32 654 392	7 718 020	40 372 412

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)

The change to the infrastructure and real estate asset classes during the year ended 30 June 2023 were as a result of the reclassification of an underlying asset, not a change in underlying asset exposure. Further information is disclosed in note 18(b).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2023

16	Financial instruments at fair value through profit or loss continued

2023
TOTAL STATE
INVESTMENT
	LTA (1)	QFF (2)	OPERATIONS
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Fixed rate notes

Movement during the year:

Opening balance	32 654 392	7 718 020	40 372 412

Increases (3)	2 497 799	-	2 497 799

Interest	2 204 192	534 553	2 738 745

Decreases (3)	(2 114 876)	-	(2 114 876)

Net change in fair value of the fixed rate note (4)	(102 807)	83 528	(19 279)

Closing balance	35 138 700	8 336 101	43 474 801

2022
TOTAL STATE
INVESTMENT
	LTA (1)	QFF (2)	OPERATIONS
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Fixed rate notes

Movement during the year:

Opening balance	30 072 492	7 742 219	37 814 711

Increases (3)	3 202 792	-	3 202 792

Interest	1 944 485	501 928	2 446 413

Decreases (3)	(2 018 382)	-	(2 018 382)

Net change in fair value of the fixed rate note (4)	(546 995)	(526 127)	(1 073 122)

Closing balance	32 654 392	7 718 020	40 372 412

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

(4)

The negative net change in the fair value of the fixed rate notes for 2023 and 2022, reflects the lower returns achieved on the invested assets when compared to the interest paid by QTC on the FRN of 6.5%.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2023

17	Financial risk management

QTC also holds a portfolio of assets that was transferred to QTC by the State but is managed by QIC on behalf of SIAB. SIAB members include representatives from Queensland Treasury and three external members with experience in investment management and governance.

The assets of SIO are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to market risk, liquidity risk and credit risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the invested assets of the SIO segment within the framework provided by the State. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The invested assets of the SIO segment are therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and are the responsibility of SIAB and its appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the State’s investment manager, QIC is responsible for implementing the investment strategy of each portfolio of invested assets of the SIO segment. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the invested assets of the SIO segment.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS007 report signed by the Auditor-General of Queensland.

The interest rate applicable on the FRN liabilities of QTC for both the LTA and the QFF portfolios is set at 6.5% per annum on the book value of the notes.

(a)	Market risk

The assets of SIO expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset values through these trusts. While the portfolios do not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through diversified portfolios of investments in unit trusts held with QIC in accordance with the investment strategies approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement for each portfolio of assets. Under these agreements, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200 Index, the MSCI World ex Australia Equities Index, the Reserve Bank of Australia official cash rate, the US Federal Reserve official cash rate and real estate capitalisation rates.

QTC’s foreign currency exposure is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole portfolios.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2023 CHANGE		2023 PROFIT/EQUITY		2022 CHANGE		2022 PROFIT/EQUITY

	Low	High	Decrease	Increase	Low	High	Decrease	Increase

	%	%	$000	$000	%	%	$000	$000

Cash and fixed interest (1)	-0.4%	0.4%	(29 273)	29 273	-3%	3%	(187 149)	187 149

Equities	-10%	10%	(1 256 036)	1 256 036	-10%	10%	(1 154 239)	1 154 239

Diversified alternatives (2)	-10%	10%	(688 439)	688 439	-10%	10%	(617 948)	617 948

Infrastructure	-10%	10%	(520 276)	520 276	-10%	10%	(955 940)	955 940

Private equities	-10%	10%	(398 603)	398 603	-10%	10%	(415 244)	415 244

Real estate	-11%	12%	(793 447)	864 855	-13%	16%	(343 605)	444 914

Currency overlay	-10%	10%	(961 891)	961 891	-10%	10%	(876 129)	876 129

			(4 647 965)	4 719 373			(4 550 254)	4 651 563

(1)	Cash and fixed interest include exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated by QTC from SIO. Deposits and withdrawals from SIO result in a corresponding change to the value of the FRNs. Interest owing to Treasury on the FRNs is capitalised, as are returns and fees to the SIO. As such, daily movements in these cash flows do not expose QTC to liquidity risk.

(c)	Credit risk

QIC is responsible for implementing the investment strategy for SIO. The investment strategy targets a widely diversified portfolio of assets across a broad range of asset classes, helping to minimise credit risk.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2023

18	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

	OBSERVABLE	UNOBSERVABLE
	INPUTS	INPUTS
	LEVEL 2	LEVEL 3	TOTAL
AS AT 30 JUNE 2023	$000	$000	$000

Financial assets

Cash and cash equivalents	5 376 019	-	5 376 019

Fixed interest	2 046 937	-	2 046 937

Equities	12 560 357	-	12 560 357

Diversified alternatives	2 568 721	4 321 352	6 890 073

Infrastructure	-	5 205 250	5 205 250

Private equities	-	3 987 945	3 987 945

Real estate	583 669	6 824 551	7 408 220

Total financial assets	23 135 703	20 339 098	43 474 801

Financial liabilities

Fixed rate note - LTA	-	35 138 700	35 138 700

Fixed rate note - QFF	-	8 336 101	8 336 101

Total financial liabilities	-	43 474 801	43 474 801

AS AT 30 JUNE 2022	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Financial assets

Cash and cash equivalents	4 224 605	-	4 224 605

Fixed interest	1 960 589	-	1 960 589

Equities	11 542 389	-	11 542 389

Diversified alternatives	2 115 368	4 065 983	6 181 351

Infrastructure	-	9 555 545	9 555 545

Private equities	-	4 153 698	4 153 698

Real estate	-	2 754 235	2 754 235

Total financial assets	19 842 951	20 529 461	40 372 412

Financial liabilities

Fixed rate note- LTA	-	32 654 392	32 654 392

Fixed rate note- QFF	-	7 718 020	7 718 020

Total financial liabilities	-	40 372 412	40 372 412

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2023

18	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2023. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s Valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding portfolio of assets in the SIO segment	The valuation is based on the fair values of the related assets which are derived using level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2023	OPENING		UNREALISED		CLOSING
	BALANCE	DISTRIBUTIONS (1)	MARKET MOVEMENTS (1)	SETTLEMENTS (1)	BALANCE
ASSET CLASS	$000	$000	$000	$000	$000

Diversified alternatives	4 065 983	(639 271)	132 508	762 132	4 321 352

Infrastructure	9 555 545	(534 489)	291 086	(4 106 892)(2)	5 205 250

Private equities	4 153 698	(187 792)	(59 973)	82 012	3 987 945

Real estate	2 754 235	(182 476)	487 894	3 764 898 (2)	6 824 551

30 JUNE 2022	OPENING		UNREALISED		CLOSING
	BALANCE	DISTRIBUTIONS (1)	MARKET MOVEMENTS (1)	SETTLEMENTS (1)	BALANCE
ASSET CLASS	$000	$000	$000	$000	$000

Diversified alternatives	3 149 225	(513 803)	466 868	963 693	4 065 983

Infrastructure	8 703 331	(107 211)	1 308 889	(349 464)	9 555 545

Private equities	3 611 679	(453 054)	941 950	53 123	4 153 698

Real estate	1 661 880	-	(20 469)	1 112 824	2 754 235

(1)	Data in the above table is based on movements in the unit trusts that hold the assets

(2)	The movements to the infrastructure and real estate asset classes were as a result of the reclassification of an underlying asset, not a change in underlying asset exposure.

FRN movements are disclosed in note 16.

(c)	Level 3 - Sensitivity Analysis

Note 17 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

19	Contingent liabilities

The following contingent liabilities existed at balance date:

∎	QTC has provided guarantees to the value of $3.3 billion (2022: $2.8 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

20	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, under common control or can exert significant influence over. This includes controlled entities of the State, being Queensland Treasury, government departments, statutory bodies (excluding universities) and Government owned corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 21.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 23.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

∎	loan balances with a book value of $89.4 billion (2022: $90.9 billion) and interest received $2.7 billion (2022: $2.5 billion)

∎	investment of cash surpluses $5.2 billion (2022: $1.9 billion) and interest paid $103.8 million (2022: $11.4 million)

∎	fees received $80.2 million (2022: $75.4 million)

∎	dividends paid to Queensland Treasury $40 million (2022: No dividend)

∎	The State transferred $1.9 billion to the LTA portfolio of the SIO segment (2022: $2.5 billion).

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore, no adjustment has been made in the financial statements. QTC through SIO has paid $225.7 million in management fees to QIC (2022: $236.7 million) and $0.5 million (2022: $0.5 million) to Queensland Treasury for board secretariat services to SIAB.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is generally reimbursed for the costs of the consultant by the government entity. The funds received as reimbursement offset consultant costs in the financial statements providing a nil net effect. The amount of costs reimbursed to QTC during the financial year totalled $1.0 million (2022: $1.4 million).

∎	QTC has a shareholding in QTH and its associated entities (QTH group). The QTH group hold deposits of $110.8 million (2022: $101.3 million) and loans of $99.7 million (2022: $101.3 million) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.4 million (2022: $0.4 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $1.7 billion (2022: $1.0 billion).

∎	QTC may enter into derivative transactions from time to time on behalf of its clients. These arrangements have back-to-back contracts between QTC and the client and QTC and the market. In this way QTC is not exposed to the risks and benefits of these contracts and does not recognise these on-balance sheet. The notional value of these derivative arrangements at year end was $35.6 million (2022: $31.4 million).

∎	From time to time QTC holds foreign exchange balances in segregated accounts on behalf of its clients to facilitate foereign exchange transactions. QTC is not exposed to the risks and benefits of these balances as it does not own or control these accounts. The balances of the foreign exchange in these segregated accounts at year end was $14.0 million (2022: Nil).

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

21	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Team.

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board and SIAB. Both boards are appointed by the Governor in Council, pursuant to section 10(2) of the Act.

(b)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 1 July 2012.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as SIAB on 4 July 2019, new external Board members were appointed who were entitled to remuneration. Remuneration for the new Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the Executive Leadership Team) are employed on individual contracts and are appointed pursuant to the Act. As the majority of QTC’s employees are sourced from the financial markets in which it operates, QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity), which are approved by the QTC Board annually. The fixed remuneration component is market-competitive and the variable remuneration component is linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining ultimate responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG) and Aon Hewitt, where applicable, which captures remuneration data from organisations within the financial services industry. QTC uses a subset of the data mapped to relevant organisations within the FIRG membership. Analysis and advice are obtained from external consultants to ensure that QTC continues to align roles to the market.

Total compensation

The total compensation fixed remuneration for QTC employees is reviewed each year and is benchmarked against the FIRG remuneration data and Aon Hewitt, where applicable. Total compensation levels were set around the FIRG market median position of a relevant sub-set of the FIRG database. Role scope and complexity, knowledge experience, skills and performance were considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives for employees

QTC’s variable remuneration framework provides an annual Short-Term Incentive (STI) opportunity for eligible employees, aligned to financial year performance. This opportunity is designed to differentiate and reward performance. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the relevant market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the year ended 30 June 2023, STI payments will be made to eligible staff in September 2023.

Variable remuneration - short term incentives for the Executive Leadership Team

Members of the Executive Leadership Team (ELT), excluding members on secondment to QTC, are eligible for an STI if their performance meets or exceeds corporate and individual key performance indicators. STIs are at risk with no payment made for underperformance and additional premiums of up to 30% of the target paid for above expected performance.

STI payments are based on a percentage of individual total fixed remuneration with the STI ‘target’ range for permanent ELT members of between 40% and 50%. For acting ELT members, the STI payment is based on a percentage of their total fixed remuneration from their substantiative position, excluding any higher duties allowance for acting in a higher position. The STI ‘target’ for acting ELT members is 40%.

QTC’s overall performance for 2022-23, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as achieving the benchmark. This reflects the performance achieved across QTC’s whole-of-State, client, funding, and operational activities. This performance assessment led to individual STIs for the Executive Leadership Team of between 40% and 50% of fixed remuneration.

Deferral of short-term incentives for the Chief Executive Officer

The remuneration package for the Chief Executive Officer provides 40% of their determined STI to be deferred and paid over 24 months comprising two deferral periods:

∎	20% paid out at the conclusion of 12 months after the original STI was determined, and

∎	20% paid out at the conclusion of 24 months after the original STI was determined.

Payment of the deferred STI will be subject to satisfying the criteria outlined in the Risk Gateway Framework, which is defined in the Short-Term Incentive Risk Gateway and Deferral Policy. At the end of each deferral period, a report prepared by the Chief Risk Officer on the criteria in the Risk Gateway Framework will be assessed by the Board to determine whether the deferred STI will vest.

For 2022-23, the total STI entitlement for the Chief Executive Officer is $142,650, which includes the STI deferral of $57,060. The STI deferral has been fully expensed in 2022-23 and recognised as a long-term employee benefit.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

21	Key management personnel continued

(c)	Remuneration by category

	2023 $	2022 $

Capital Markets Operations

Directors

Short-term employment benefits (1)	317 131	350 563

Post-employment benefits (4)	31 765	21 350

Total	348 896	371 913

Executive Leadership Team

Short-term employment benefits (2)	2 912 362	4 031 798

Long-term employment benefits (3)	120 460	81 437

Post-employment benefits (4)	166 769	128 063

Ex-gratia payments	650 570	-

Termination benefits (5)	1 103 888	141 424

Total	4 954 049	4 382 722

	2023 $	2022 $

State Investment Operations

Directors

Short-term employment benefits (1)	99 054	100 653

Post-employment benefits (4)	10 401	10 065

Total	109 455	110 718

(1)	Directors’ short-term benefits include Board member and committee fees, and in relation to the Chair of the Capital Markets Board, it also includes the provision of a car park.

(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave and deferred STI (2023).

(4)	Post-employment benefits include superannuation contributions made by QTC.

(5)	Termination benefits include payments in lieu of notice and redundancy payments.

Ex-gratia payments

During the year ended 30 June 2023, QTC made ex-gratia payments totalling $650,570 to five executives on cessation of their respective employment with QTC. The payments made were in addition to individual contractual entitlements, but were duly considered by the Capital Markets Board and were in-step with industry practice for commercial organisations. The payments recognised individual contributions towards organisational performance and took account of the nature of the separations. Payments were within the delegations contained in section 14 of the Act. Individual deeds of separation were utilised to give effect to the separations which is common practice across industry.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

21	Key management personnel continued

(c) Remuneration by category continued

Capital markets operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$

Damien Frawley – Chair (1)	126 728	-	11 773	-	138 501	-

Gerard Bradley – Chair (2)	-	137 069	-	-	-	137 069

Leon Allen (3)(4)	-	-	-	-	-	-

Neville Ide (5)	37 764	43 856	3 965	4 386	41 729	48 242

Dennis Molloy (6)(4)	-	-	-	-	-	-

Anne Parkin (7)	10 964	43 856	1 151	4 386	12 115	48 242

Karen Smith-Pomeroy (8)	37 802	45 362	3 969	4 536	41 771	49 898

Jim Stening (9)	41 498	40 210	4 357	4 021	45 855	44 231

Rosemary Vilgan	42 786	40 210	4 493	4 021	47 279	44 231

John Wilson (10)	19 589	-	2 057	-	21 646	-

Total	317 131	350 563	31 765	21 350	348 896	371 913

(1)	Appointed 1 July 2022

(2)	Resigned 30 June 2022

(3)	Resigned 8 December 2022

(4)	No remuneration is payable to the Queensland Treasury representative

(5)	Leave of absence for term as Interim Chief Executive Officer 3 January 2023 to 19 February 2023

(6)	Appointed 25 January 2023

(7)	Term ended 30 September 2022

(8)	Term ended 30 September 2022. Reappointed 15 December 2022

(9)	Term ended 30 June 2023

(10)	Appointed 15 December 2022

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

21	Key management personnel continued

(c)	Remuneration by category continued

Capital	markets operations continued

(ii)	Executive Leadership Team

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

POST- EMPLOYMENT BENEFITS
	SHORT-TERM EMPLOYMENT BENEFITS				LONG-TERM BENEFITS	EX-GRATIA PAYMENTS	TERMINATION BENEFITS
TOTAL

30 JUNE 2023	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$		$

Chief Executive (1)	303 192	85 590	6 631	9 977	(11) 57 060	-	-	462 450

Interim Chief Executive (2)	117 406	-	-	4 834	-	-	-	122 240

Chief Executive (3)	391 462	-	8 943	14 635	16 500	240 300	385 476	1 057 316

Acting Managing Director, Funding and Markets (4)	165 266	67 775	6 972	16 876	3 873	-	-	260 762

Deputy Chief Executive and Managing Director, Funding and Markets (5)	317 084	-	12 968	16 902	-	-	-	346 954

Acting Managing Director, Client (6)	93 772	33 830	4 959	7 352	-	-	-	139 913

Managing Director, Client (7)	287 236	-	12 142	20 053	11 491	146 385	40 352	517 659

Acting Managing Director, Risk, and Chief Risk Officer (8)	85 470	33 140	4 863	7 352	1 301	-	-	132 126

Managing Director, Risk, and Chief Risk Officer (7)	271 384	-	11 429	20 053	12 998	143 020	39 346	498 230

Acting Managing Director, Finance, Technology and Data (9)	78 480	-	3 810	8 629	1 943	-	-	92 862

Managing Director, Finance, Technology and Data, and Chief Financial Officer (10)	253 375	-	11 429	20 053	9 215	64 285	335 697	694 054

Managing Director, Culture and Performance, and Company Secretary (10)	230 647		13 107	20 053	6 079	56 580	303 017	629 483

Total	2 594 774	220 335	97 253	166 769	120 460	650 570	1 103 888	4 954 049

(1)	Commenced 20 February 2023

(2)	Appointed for the period 3 January 2023 to 19 February 2023

(3)	Ceased 31 December 2022

(4)	Commenced 25 January 2023

(5)	Ceased 24 January 2023

(6)	Commenced 25 March 2023
(7)	Ceased 9 March 2023

(8)	Commenced 27 March 2023

(9)	Commenced 22 March 2023

(10)	Commenced 1 July 2022, ceased 15 March 2023

(11)	Long-term benefit for the Chief Executive is a deferred STI

POST- EMPLOYMENT BENEFITS
		SHORT-TERM EMPLOYMENT BENEFITS			LONG-TERM BENEFITS	TERMINATION BENEFITS
TOTAL

30 JUNE 2022	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$		$

Chief Executive	752 689	492 085	17 273	25 630	22 532	-	1 310 209

Deputy Chief Executive and Managing Director, Funding and Markets	600 627	446 030	18 887	25 601	17 475	-	1 108 620

Managing Director, Client	396 972	220 980	17 273	25 630	11 646	-	672 501

Managing Director, Corporate Services and Chief Risk Officer	391 541	191 820	15 036	25 601	16 381	-	640 379

Managing Director, Finance, Data and Compliance	295 512	157 800	17 273	25 601	13 403	141 424	651 013

Total	2 437 341	1 508 715	85 742	128 063	81 437	141 424	4 382 722

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

21	Key management personnel continued

(c)	Remuneration by category continued

State	Investment Operations

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$

Maryanne Kelly - Chair (1)(2)	-	-	-		-	-

Leon Allen - Chair (2)(3)	-	-	-	-	-	-

Philip Graham (4)	33 018	33 551	3 467	3 355	36 485	36 906

Tony Hawkins (5)	-	33 551	-	3 355	-	36 906

William Ryan (2)	-	-	-	-	-	-

Maria Wilton (4)	33 018	33 551	3 467	3 355	36 485	36 906

Cate Wood (6)	33 018	-	3 467	-	36 485	-

Total	99 054	100 653	10 401	10 065	109 455	110 718

(1)	Appointed 16 February 2023

(2)	Queensland Treasury representative. No additional remuneration is paid for this appointment.

(3)	Resigned 15 February 2023

(4)	Term ended 30 June 2022, reappointed 7 July 2022

(5)	Term ended 30 June 2022

(6)	Appointed 7 July 2022

(d)	Other transactions

QTC’s Capital Markets Board members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

22	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2023 $	2022 $

Audit services

Audit of QTC financial statements	397 000	387 000

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

23	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trademarks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long-term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure, which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure, which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure, which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100% beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2(n) Judgments and assumptions).

24	Dividends

Each year the Board determines the appropriate level of dividends to be paid to the Queensland Government taking into consideration the financial situation of the Corporation. In June 2023 a dividend of $40 million was paid (2022: No dividend).

25	Events subsequent to balance date

There are no matters or circumstances that have arisen since the end of the financial year that have significantly affected or may significantly affect the Capital Markets Operations segment of QTC, the results of these operations or the state of affairs of QTC’s Capital Markets Operations segment in future years.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to section 62(1) of the Financial Accountability Act 2009 (the FA Act), section 39 of the Financial and Performance Management Standard 2019 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

In accordance with section 62(1)(b) of the FA Act we certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2023.

We acknowledge responsibility under section 7 and section 11 of the Financial and Performance Management Standard 2019 for the establishment and maintenance, in all material respects, of an appropriate and effective system of internal controls and risk management processes with respect to financial reporting throughout the reporting period.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

D J FRAWLEY	L ALLEN
Chair	Chief Executive Officer

Brisbane
17 August 2023

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Independent Auditor’s report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation (QTC)

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2023, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards.

The financial report comprises the balance sheet as at 30 June 2023, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including significant accounting policies and other explanatory information, and the management certificate given by the Chairman and Chief Executive Officer.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Valuation, presentation and disclosure of financial assets at fair value through profit or loss for State Investment Operations (SIO) ($43.5 billion as at 30 June 2023)

(Refer Notes 16, 17 and 18)

Key audit matter	How my audit addressed this key audit matter

Financial assets at fair value through profit or loss held by SIO (which incorporates the Long Term Assets (LTA) and the Queensland Future Fund (QFF)) represent investments in unlisted unit trusts (‘the trusts’) managed by QIC Limited (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

The fair value of these underlying investments is based on the pre-distribution exit prices as at 30 June 2023 as advised by QIC to QTC on 7 August 2023.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2023. Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2023, or if an adjustment is required.

QIC continues to monitor and provides updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)
b.	SIO is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on SIO to liquidate the investments.

My procedures included but were not limited to:

•	evaluating the audited assurance report on controls over investment management services for the year 1 July 2022 to 30 June 2023 to confirm that the controls at QIC are appropriately designed and implemented, and operated effectively.

•	assessing the representation letter provided by QIC to QTC confirming the following processes were performed by QIC:

•	checks performed over pricing of the underlying assets at 30 June 2023 and

•	checks performed post balance date on prices for highly illiquid investments.

•	confirming the value of the investments reported at 30 June 2023 by:

•	agreeing the reported value in QIC’s confirmation to the financial statements

•	obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2023, we request management to recognise the change in the prices to reflect the correct valuation.

•	obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

•	evaluating the fair value hierarchy disclosure in note 18 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Other information

Other information comprises financial and non-financial information (other than the audited financial report).

Those charged with governance are responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report, or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the Board for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

●	Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances. This is not done for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls, but allows me to express an opinion on compliance with prescribed requirements.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the entity.

●	Conclude on the appropriateness of the entity’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated with the Board, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on other legal and regulatory requirements

Statement

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2023

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Prescribed requirements scope

The prescribed requirements for the establishment and keeping of accounts are contained in the Financial Accountability Act 2009, any other Act and the Financial and Performance Management Standard 2019. The applicable requirements include those for keeping financial records that correctly record and explain the entity’s transactions and account balances to enable the preparation of a true and fair financial report.

18 August 2023
Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

APPENDICES

Appendix A –

Statutory and mandatory disclosures	64

Appendix B – Glossary	65

Appendix C – Compliance checklist	66

Appendix D – Contacts	67

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters.

Information systems and record keeping

Information and Data are vital assets and QTC is committed to continuously improving and maintaining information and data management practices that meet its business needs, legislative requirements and stakeholder expectations. QTC adheres to the Public Records Act 2002 and the General Retention and Disposal Schedule with respect to information and records management.

QTC continues to evolve its electronic document and information management systems for improved management of both digital and physical records particularly in relation to expanding cloud technologies. QTC is maturing its information security capabilities to protect internally and externally accessible records.

QTC has not experienced any serious breaches and continues to place focus on education, communication and evolving our technical environment to manage information and data security risk.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994 (Qld), as well as the Code of Conduct and market standards established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s Human Resources Group (see Appendix D for contact details). Appropriate education and training about the Code of Conduct, expected standards of conduct and ethical issues has been provided to all new and existing QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

∎	acts ethically with regard to the conduct of its business activities and within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

∎	observing high standards of integrity and fair-dealing in the conduct of its business, and

∎	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Human Rights Act

QTC’s strategic and operational plans are in line with the objectives of the Human Rights Act 2019 (the Act). The plans aim to ensure QTC is respecting, protecting and promoting human rights in decision making and actions.

The Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. QTC’s internal policies and practices are aligned to the Act, as guided by external advice.

Remuneration: Board and Committee

For the year ending 30 June 2023, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee

Chairperson	$100, 527	Chairperson	$6,658

Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Markets Board was $334,290 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $25,491.

For the year ending 30 June 2022, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board

Member	$33,551

The total remuneration payments made to the members of the QTC State Investment Advisory Board was $109,455 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $12,325.

Related entities

The related entities in Note 23 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Appendix B – Glossary

Basis point: One hundredth of one per cent (0.01 per cent).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Budget Update: Mid-Year Fiscal and Economic Review.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned Corporation.

Green Bonds: QTC Green Bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with Rule 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC Green Bonds are allocated against eligible projects and assets in accordance with QTC’s Green Bond Framework. Eligible projects and assets are those funded, entirely or in part, by the Queensland Government, State-Government related entities and local governments that support Queensland’s pathway to climate resilience and an environmentally sustainable economy. QTC’s Green Bond Framework is aligned with the CBI Climate Bonds Standard 3.0 and the International Capital Market Association (ICMA) Green Bond Principles 2018 allowing QTC to issue both CBI certified Green Bonds and ICMA aligned Green Bonds. An independent third party provides assurance of QTC’s framework, eligible project and asset pool and Green Bonds on issue.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

ANNUAL REPORT 2022-23  |  QUEENSLAND TREASURY CORPORATION

Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister	ARRs – section 7	Page 2

ACCESSIBILITY	Table of contents	ARRs – section 9.1	Page 1
	Glossary	ARRs – section 9.1	Appendix B
	Public availability	ARRs – section 9.2	Page 1 , Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

GENERAL INFORMATION	Introductory information	ARRs – section 10	Page 3-7

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 11.1	Pages 8-13, 15
	Agency objectives and performance indicators	ARRs – section 11.2	Pages 4, 6-13

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 12.1	Pages 6-7, Notes to Financial Statements: Pages 30-57

GOVERNANCE – MANAGEMENT AND STRUCTURE	Organisational structure	ARRs – section 13.1	Pages 16-20
	Executive management	ARRs – section 13.2	Page 20
	Public Sector Ethics	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

GOVERNANCE – RISK MANAGEMENT AND ACCOUNTABILITY	Risk management	ARRs – section 14.1	Pages 13, 17
	Audit committee	ARRs – section 14.2	Page 19
	Internal audit	ARRs – section 14.3	Page 20
	Information systems and record keeping	ARRs – section 14.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Strategic workforce planning and performance	ARRs – section 15.1	Pages 14

OPEN DATA	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 31.1	Appendix A
	Overseas travel	ARRs – section 32.2	Appendix A
	Queensland Language Services Policy	ARRs – section 31.3	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 38, 39 and 46 ARRs – section 17.1	Page 58

	Independent Auditor’s Report	FAA – section 62 FPMS – section 46 ARRs – section 17.2	Pages 59-62

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009.

FPMS: Financial and Performance Management Standard 2019.

ARRs: Annual report requirements for Queensland Government agencies.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2022-23

Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600. If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this annual report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for institutional investors on its various funding instruments, its indicative term debt borrowing requirement (including daily outstandings) and its Fixed Income Distribution Group. The website also provides information and links about Australia and Queensland to help investors gain a better understanding of:

∎  the different levels of government in Australia

∎  the forms of fiscal support the Australian Government provides to the states and territories

∎  relevant governance practices, legislation and policies

∎  financial data and budget information, and

∎  economic and trade data.

QTC also offers institutional investors the ability to subscribe from its institutional investor section of the website to quarterly funding and market announcement updates, and QTC’s weekly AUD Bond Outstandings report.

Bloomberg ticker: qtc

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QUEENSLAND TREASURY CORPORATION GPO Box 1096 Brisbane QLD Australia 4001
T: +61 7 3842 4600 E: investorrelations@qtc.com.au www.qtc.qld.gov.au
© Queensland Treasury Corporation 2023